Filed pursuant to Rule 424(b)(3)

Registration No. 333-217189

Prospectus

2,060,348 Shares

INTEC PHARMA LTD.

Ordinary Shares, no par value

This prospectus relates solely to the resale of an aggregate of 2,060,348 ordinary shares that we sold in a private placement, the closing of which occurred on March 23, 2017. We have agreed to bear all of the expenses incurred in connection with the registration of these ordinary shares. The selling shareholders will pay any brokerage commissions and/or similar charges incurred in connection with the sale of these ordinary shares.

The selling shareholders listed beginning on page 43 of this prospectus (including their pledges, donees, transferees, assigness or other successors-in-interest) may offer the ordinary shares from time to time through public or private transactions at prevailing market prices or at privately negotiated prices.

We will not receive any of the proceeds from the sale of the ordinary shares being sold by the selling shareholders.

Our ordinary shares are listed on the Nasdaq Capital Market and the Tel Aviv Stock Exchange Ltd. under the symbol “NTEC.” On April 27, 2017, the closing sale price for our ordinary shares on the Nasdaq Capital Market was $5.30.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 and are subject to reduced public company reporting requirements.

Investing in these securities involves a high degree of risk. You should carefully consider the risks discussed in this prospectus under “Risk Factors” beginning on page 4 and the “Risk Factors” in “Item 3: Key Information- Risk Factors” of our most recent Annual Report on Form 20-F, for the year ended December 31, 2016, incorporated by reference in this prospectus and in any applicable prospectus supplement for a discussion of factors that you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission, the Israeli Securities Authority, nor any state or other securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 28, 2017

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FORWARD-LOOKING STATEMENTS

This prospectus, including the information incorporated by reference into this prospectus, contains forward-looking statements about our expectations, beliefs or intentions regarding, among other things, our product development efforts, business, financial condition, results of operations, strategies, plans and prospects. In addition, from time to time, we or our representatives have made or may make forward-looking statements, orally or in writing. Forward-looking statements can be identified by the use of forward-looking words such as “believe,” “expect,” “intend,” “plan,” “may,” “should,” “anticipate,” “could,” “might,” “seek,” “target,” “will,” “project,” “forecast,” “continue” or their negatives or variations of these words or other comparable words or by the fact that these statements do not relate strictly to historical matters. These forward-looking statements may be included in, among other things, various filings made by us with the Securities and Exchange Commission, or the SEC, press releases or oral statements made by or with the approval of one of our authorized executive officers. Forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements, including, but not limited to, the factors summarized below:

•        We are a clinical stage biopharmaceutical company with a history of operating losses, are not currently profitable, do not expect to become profitable in the near future and may never become profitable.

•        Our independent registered public accounting firm has expressed substantial doubt regarding our ability to continue as a going concern.

•        We may not be able to raise additional funds unless we increase our registered share capital.

•        Because of our limited operating history, we may not be able to successfully operate our business or execute our business plan.

•        We face continuous technological change, and developments by competitors may render our products or technologies obsolete or non-competitive. If our new or existing product candidates are rendered obsolete or non-competitive, our marketing and sales will suffer and we may never be profitable.

•        We license our core technology on an exclusive basis from Yissum (Hebrew University), and we could lose our rights to this license if a dispute with Yissum arises or if we fail to comply with the financial and other terms of the license.

•        If we fail to adequately protect, enforce or secure rights to the patents which were licensed to us or any patents we may own in the future, the value of our intellectual property rights would diminish and our business and competitive position would suffer.

•        Our product candidates are at various stages of preclinical and clinical development and may never be commercialized.

•        We cannot be certain that the results of our potential Phase III clinical trials, even if all endpoints are met, will support regulatory approval of any of our product candidates for any indication.

•        Our product candidates are subject to extensive regulation and are at various stages of regulatory development and may never obtain regulatory approval.

•        We are subject to anti-kickback laws and regulations. Our failure to comply with these laws and regulations could have adverse consequences to us.

•        Potential political, economic and military instability in the State of Israel, where our senior management, our head executive office, research and development, and manufacturing facilities are located, may adversely affect our results of operations.

We believe these forward-looking statements are reasonable; however, these statements are only current predictions and are subject to known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and elsewhere in this prospectus. Given these uncertainties, you should not rely upon forward-looking statements as predictions of future events.

All forward-looking statements attributable to us or persons acting on our behalf speak only as of the date hereof and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligations to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events. In evaluating forward-looking statements, you should consider these risks and uncertainties.

IMPORTANT INFORMATION ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the SEC under the Securities Act of 1933, as amended, or the Securities Act. This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits, filed with the SEC. Statements contained in this prospectus and any accompanying prospectus supplement about the contents of any document are not necessarily complete. If SEC rules require that a document be filed as an exhibit to the registration statement, please see such document for a complete description of these matters.

This prospectus only provides you with a general description of the securities being offered. Each time a selling shareholder sells any of the offered securities, such selling shareholder will provide this prospectus and a prospectus supplement, if applicable, that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change any information contained in this prospectus. You should carefully read this prospectus, any prospectus supplement and any free writing prospectus related to the applicable securities that is prepared by us or on our behalf or that is otherwise authorized by us, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement and any free writing prospectus related to these securities that is prepared by us or on our behalf or that is otherwise authorized by us. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information contained in this prospectus, any prospectus supplement, any free writing prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference into this prospectus or any prospectus supplement — the statement in the document having the later date modifies or supersedes the earlier statement.

When used herein, unless the context requires otherwise, references to the “Company,” “our company,” “we,” “our” and “us” refer to Intec Pharma Ltd., an Israeli company.

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PROSPECTUS SUMMARY

This prospectus summary highlights selected information contained elsewhere, or incorporated by reference, in this prospectus. You should read the following summary together with the more detailed information regarding our company and the ordinary shares being sold in this offering, which information appears elsewhere in this prospectus and in other documents filed with the Securities and Exchange Commission that we have incorporated by reference into this prospectus. All financial information provided in this prospectus is in U.S. dollars.

The Company

We are a clinical stage biopharmaceutical company focused on developing drugs based on our proprietary Accordion Pill platform technology, which we refer to as the Accordion Pill. Our Accordion Pill is an oral drug delivery system that is designed to improve the efficacy and safety of existing drugs and drugs in development by utilizing an efficient gastric retention, or GR, and specific release mechanism.

Our product pipeline currently includes four product candidates in clinical trial stages. Our leading product candidate, Accordion Pill Carbidopa/Levodopa, or AP-CDLD, is being developed for the indication of treatment of Parkinson’s disease symptoms in advanced Parkinson’s disease patients. We have successfully completed a Phase II clinical trial for AP-CDLD for the treatment of Parkinson’s disease symptoms in advanced Parkinson’s disease patients and have agreed with the U.S. Food and Drug Administration, or the FDA, on the remaining clinical development program for AP-CDLD for the treatment of Parkinson’s disease symptoms in advanced Parkinson’s disease patients, including the main principles of the single required pivotal Phase III clinical trial in advanced Parkinson’s disease patients. In April 2016, we enrolled the first patient in the pivotal Phase III clinical trial for AP-CDLD.

Our second product candidate, Accordion Pill Zaleplon, or AP–ZP, is being developed for the indication of treatment of insomnia, including sleep induction and the improvement of sleep maintenance. We have successfully completed a Phase II clinical trial for AP–ZP for the treatment of insomnia under an Investigational New Drug, or IND, application that we submitted to the FDA on August 4, 2009 for AP–ZP as a treatment for the induction and maintenance of sleep in patients suffering from insomnia.

In our correspondence with the FDA, the FDA previously agreed that an acceptable regulatory pathway for AP-CDLD and AP–ZP would be to file a new drug application, or NDA, pursuant to Section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act, or FDCA, which is a streamlined approval pathway that may accelerate the time to commercialize and decrease the costs of AP–CDLD and AP–ZP, as compared to those typically associated with a new chemical entity. The FDA has indicated in written correspondence to us that we may be able to design the development program for AP–ZP in a manner that would allow us to obtain sufficient data for the NDA submission for AP–ZP in one pivotal Phase III clinical trial. However, at this point in the development process of AP–ZP, the details of such a trial have not been determined or confirmed with the FDA.

In March 2016, we completed a Phase I clinical trial for our third pipeline product candidate which is being developed for the prevention and treatment of gastroduodenal and small bowel Nonsteroidal Anti-Inflammatory Drug, or NSAID, induced ulcers. The pharmacokinetics, or PK, results demonstrated in the Phase I trial were within the well-defined safety levels of the drug, which enable us to proceed with further development of the Accordion Pill with the existing drug. In addition, we have initiated a new clinical development program for our Accordion Pill platform with the two primary cannabinoids contained in Cannabis sativa. We plan to formulate and test Cannabidiol (CBD) and 9-Tetrahydrocannabinol (THC), or AP-CBD/THC, for the treatment of various indications, including low back neuropathic pain and Fibromyalgia. In March 2017, we initiated a Phase I clinical trial in Israel to compare the safety, tolerability and PK of AP-THC/CBD with Sativex®.

Our registered office and principal place of business is located at 12 Hartom Street, Har Hotzvim, Jerusalem 9777512, Israel and our telephone number in Israel is +972 (2) 586 4657.

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Recent Developments

In March 2017, we entered into agreements with several investors for the private placement of 2,289,638 of our ordinary shares, at a price of $4.40 per share, for gross proceeds of approximately $10 million, which we refer to as the 2017 Private Placement. The chairman of our board of directors, Dr. John Kozarich, and two other directors, Messrs. Zvi Joseph and Giora Carni, participated in the 2017 Private Placement. The 2017 Private Placement closed on March 23, 2017.

We issued these ordinary shares in reliance on an exemption from registration pursuant to Regulation S promulgated under the Securities Act and Section 4(a)(2) of the Securities Act. In connection with the 2017 Private Placement, we granted the investors registration rights, pursuant to which we are obligated to file a registration statement for the resale of the ordinary shares sold in the transaction.

Unless otherwise indicated, the share information in this prospectus is based on 13,737,829 of our ordinary shares outstanding as of March 30, 2017.

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RISK FACTORS

An investment in our securities involves a high degree of risk. We operate in a dynamic and rapidly changing industry that involves numerous risks and uncertainties. You should carefully consider the factors described below, together with all of the other information contained in this prospectus as well as the other risks and uncertainties described in any applicable prospectus supplement or free writing prospectus and in the other documents incorporated by reference in this prospectus. See the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus. If any of these risks actually occur, our business, business prospects, financial condition and results of operations could be seriously harmed. The risks and uncertainties we discuss in this prospectus, in any applicable prospectus supplement or free writing prospectus and in the other documents incorporated by reference in this prospectus are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial also may materially and adversely affect our business, business prospects, financial condition and results of operations. This could cause the trading price of our ordinary shares to decline, resulting in a loss of all or part of your investment. Please also read carefully the section above entitled “Forward-Looking Statements.”

Risks Related to Our Business and Our Industry

We are a clinical stage biopharmaceutical company with a history of operating losses, are not currently profitable, do not expect to become profitable in the near future and may never become profitable.

We are a clinical stage biopharmaceutical company that was incorporated in 2000. Since our incorporation, we have primarily focused our efforts on research and development and clinical trials. Our two most advanced therapeutic candidates are in clinical stages. We are not profitable and have incurred losses since inception, principally as a result of research and development, clinical trials and general administrative expenses in support of our operations. We have not generated any revenue, expect to incur substantial losses for the foreseeable future and may never become profitable. We also expect to incur significant operating and capital expenditures and anticipate that our expenses and losses will increase substantially in the foreseeable future as we:

•	initiate and manage preclinical development and clinical trials for our current and any new product candidates;

•	prepare NDAs for our product candidates, assuming that the clinical trial data support an NDA;

•	seek regulatory approvals for our current product candidates, or future product candidates, if any;

•	implement internal systems and infrastructure;

•	seek to in-license additional technologies for development, if any;

•	hire additional management and other personnel; and

•	move towards commercialization of our product candidates and future product candidates, if any.

We may out-license our ability to generate revenue from one or more of our product candidates, depending on a number of factors, including our ability to:

•	obtain favorable results from and progress the clinical development of our product candidates;

•	develop and obtain regulatory approvals in the countries and for the uses we intend to pursue for our product candidates;

•	subject to successful completion of registration, clinical trials and perhaps additional clinical trials of any product candidate, apply for and obtain marketing approval in the countries we intend to pursue for such product candidate; and

•	contract for the manufacture of commercial quantities of our product candidates at acceptable cost levels, subject to the receipt of marketing approval.

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For the years ended December 31, 2015 and 2016, we had net losses of $ 7.8 million and $ 13.4 million, respectively, and we expect such losses to continue for the foreseeable future. As a result, we will ultimately need to generate significant revenues in order to achieve and maintain profitability. We may not be able to generate these revenues or achieve profitability in the future. If our product candidates fail in clinical trials or do not gain regulatory clearance or approval, or if our product candidates do not achieve market acceptance, we may never become profitable. Our failure to achieve or maintain profitability, or substantial delays in achieving profitability, could negatively impact the value of our ordinary shares and our ability to raise additional financing. A substantial decline in the value of our ordinary shares would also affect the price at which we could sell shares to secure future funding, which could dilute the ownership interest of current shareholders.

Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. Accordingly, it is difficult to evaluate our business prospects. Moreover, our prospects must be considered in light of the risks and uncertainties encountered by an early-stage company in highly regulated and competitive markets, such as the biopharmaceutical market, where regulatory approval and market acceptance of our products are uncertain. There can be no assurance that our efforts will ultimately be successful or result in revenues or profits. As a result, our 2016 annual financial statements note that there is a substantial doubt about our ability to continue as a going concern.

Our independent registered public accounting firm has expressed substantial doubt regarding our ability to continue as a going concern.

Our independent registered public accounting firm has issued its report on our financial statements for the year ended December 31, 2016 and included an explanatory paragraph stating that the Company has suffered recurring losses from operations and negative cash outflows from operating activities that raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. We have no current source of revenue to sustain our present activities, and we do not expect to generate revenue until, and unless, the FDA or other regulatory authorities approve, and we successfully commercialize, our product candidates. Accordingly, our ability to continue as a going concern will require us to obtain additional financing to fund our operations, such as public or private offerings. There can be no assurance that we will succeed in obtaining the necessary financing to continue our operations. The perception that we might be unable to continue as a going concern may make it more difficult for us to obtain financing for the continuation of our operations and could result in the loss of confidence by investors, suppliers and employees. If we cannot successfully continue as a going concern, our shareholders may lose their entire investment in our ordinary shares.

We may not be able to raise additional funds unless we increase our registered share capital.

As of the date of this prospectus, we have 16,000,000 registered share capital, out of which 13,737,829 ordinary shares are issued and outstanding and 1,371,052 are reserved for future issuance under outstanding options and warrants. Our need for additional financing in order to fund our operations will require us to raise funds by either public or private offerings (or a combination of both), and based on our share price at the time we initiate such a transaction, we might also be required to increase our registered share capital prior to initiating any such financing transaction.

Increasing our share capital is subject to the approval of our shareholders. In the event we fail to obtain the approval of our shareholders to such increase in our registered share capital, our ability to raise sufficient funds, if at all, might be adversely effected. Further, if we are unsuccessful in raising sufficient capital, we may need to curtail or cease operations.

Because of our limited operating history, we may not be able to successfully operate our business or execute our business plan.

We have a limited operating history upon which to evaluate our proposed business and prospects. Our proposed business operations will be subject to numerous risks, uncertainties, expenses and difficulties associated with early-stage enterprises. Such risks include, but are not limited to, the following:

•	the absence of a lengthy operating history;

•	insufficient capital to fully realize our operating plan;

•	our ability to obtain FDA approvals in a timely manner, if ever, or that the approved label indications are sufficiently broad to make sale of the products commercially feasible;

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•	expected continual losses for the foreseeable future;

•	operating in an environment that is highly regulated by a number of agencies;

•	social and political unrest;

•	operating in multiple currencies;

•	our ability to anticipate and adapt to a developing market(s);

•	acceptance of the Accordion Pill by the medical community and consumers;

•	limited marketing experience;

•	a competitive environment characterized by well-established and well-capitalized competitors;

•	the ability to identify, attract and retain qualified personnel; and

•	reliance on key personnel.

Because we are subject to these risks, evaluating our business may be difficult, our business strategy may be unsuccessful and we may be unable to address such risks in a cost-effective manner, if at all. If we are unable to successfully address these risks our business could be harmed.

We have not yet commercialized any products or technologies, and we may never become profitable.

We have not yet commercialized any products or technologies, and we may never be able to do so. We do not know when or if we will complete any of our product development efforts, obtain regulatory approval for any product candidates incorporating our technologies or successfully commercialize any approved products. We are currently seeking a potential strategic partner for further clinical development and commercialization of AP–ZP. If we are not able to enter into a relationship with a strategic partner for further clinical development and commercialization of AP–ZP, we may not be able to obtain sufficient capital to independently develop and commercialize AP–ZP. Even if we are successful in developing products that are approved for marketing, we will not be successful unless these products gain market acceptance for appropriate indications at favorable reimbursement rates. The degree of market acceptance of these products will depend on a number of factors, including, but not limited to:

•	the timing of regulatory approvals in the countries, and for the uses, we intend to pursue with respect to the commercialization of our product candidates;

•	the competitive environment;

•	the establishment and demonstration in, and acceptance by, the medical community of the safety and clinical efficacy of our products and their potential advantages over other therapeutic products;

•	our ability to enter into strategic agreements with pharmaceutical and biotechnology companies with strong marketing and sales capabilities;

•	the adequacy and success of distribution, sales and marketing efforts;

•	the establishment of external, and potentially, internal, sales and marketing capabilities to effectively market and sell our product candidates in the United States and other countries; and

•	the pricing and reimbursement policies of government and third-party payors, such as insurance companies, health maintenance organizations and other plan administrators.

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Physicians, patients, third-party payors or the medical community in general may be unwilling to accept, utilize or recommend, and in the case of third-party payors, cover payment for, any of our current or future products or products incorporating our technologies. As a result, we are unable to predict the extent of future losses or the time required to achieve profitability, if at all. Even if we successfully develop one or more products that incorporate our technologies, we may not become profitable.

Our business is currently in the research and development stage, and we have not yet generated revenues from our operations.

Our business is currently in the research and development stage, and we have not yet generated revenues from our operations. Our financial statements include a note describing our current operations and the incurrence of future losses from our research and development activities. As of December 31, 2016, we had incurred cumulative losses of approximately $63 million. We have no current source of revenue to sustain our present activities, and we do not expect to generate revenue until, and unless, the FDA or other regulatory authorities approve one of our product candidates and/or we successfully commercialize (including out-licensing) such product candidate. These factors raise substantial doubt about our ability to continue as a going concern. Accordingly, our ability to continue as a going concern will require us to obtain additional financing to fund our operations. If we are unsuccessful in raising capital, we may need to curtail or cease operations.

If we are unable to establish sales, marketing and distribution capabilities, we may not be successful in commercializing our product candidates if and when they are approved.

We do not have a sales or marketing infrastructure and have no experience in the sale, marketing or distribution of products. To achieve commercial success for any product for which we have obtained marketing approval, we will need to establish a sales and marketing organization.

In the future, we may consider building a focused sales and marketing infrastructure to market AP-CDLD and, potentially, other product candidates in the United States, if and when they are approved. There are risks involved with establishing our own sales, marketing and distribution capabilities. For example, recruiting and training a sales force is expensive and time consuming and could delay any product launch. If the commercial launch of a product candidate for which we recruit a sales force and establish marketing capabilities is delayed or does not occur for any reason, we would have prematurely or unnecessarily incurred these commercialization expenses. This may be costly, and our investment would be lost if we cannot retain or reposition our sales and marketing personnel.

Factors that may inhibit our efforts to commercialize our products on our own include:

•	our inability to recruit, train and retain adequate numbers of effective sales and marketing personnel;

•	the inability of sales personnel to obtain access to physicians;

•	the lack of adequate numbers of physicians to prescribe any future products;

•	the lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and

•	unforeseen costs and expenses associated with creating an independent sales and marketing organization.

If we are unable to establish our own sales, marketing and distribution capabilities and enter into arrangements with third parties to perform these services, our product revenues and our profitability, if any, are likely to be lower than if we were to market, sell and distribute any products that we develop ourselves.

In addition, we may not be successful in entering into arrangements with third parties to sell, market and distribute our product candidates outside of the United States or may be unable to do so on terms that are favorable to us. We likely will have little control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market our products effectively. If we do not establish sales, marketing and distribution capabilities successfully, either on our own or in collaboration with third parties, we will not be successful in commercializing our product candidates.

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The members of our management team are important to the efficient and effective operation of our business, and we may need to add and retain additional leading experts. Failure to retain our management team and add additional leading experts could have a material adverse effect on our business, financial condition or results of operations.

Our executive officers and our management team are important to the efficient and effective operation of our business. Our failure to retain our management personnel, who have developed much of the technology we utilize today, or any other key management personnel, could have a material adverse effect on our future operations. Our success is also dependent on our ability to attract, retain and motivate highly-trained technical and management personnel, among others, to continue the development and commercialization of our current and future products.

As such, our future success highly depends on our ability to attract, retain and motivate personnel required for the development, maintenance and expansion of our activities. There can be no assurance that we will be able to retain our existing personnel or attract additional qualified personnel. The loss of personnel or the inability to hire and retain additional qualified personnel in the future could have a material adverse effect on our business, financial condition and results of operation.

We expect to face significant competition. If we cannot successfully compete with new or existing products, our marketing and sales will suffer and we may never be profitable.

If any of our products are approved, we expect to compete against fully-integrated pharmaceutical and biotechnology companies and smaller companies that are collaborating with pharmaceutical companies, academic institutions, government agencies and other public and private research organizations. In addition, many of these competitors, either alone or together with their collaborative partners, operate larger research and development programs than we do, and have substantially greater financial resources than we do, as well as significantly greater experience in:

•	developing drugs;

•	undertaking preclinical testing and human clinical trials;

•	obtaining FDA approvals and addressing various regulatory matters and obtaining other regulatory approvals of drugs;

•	formulating and manufacturing drugs; and

•	launching, marketing and selling drugs.

Our competitors are likely to include companies with marketed products and/or an advanced research and development pipeline. The competitive landscape of improving Levodopa for the treatment of Parkinson’s disease symptoms includes Novartis AG, Orion Corporation, AbbVie, Impax Laboratories, Inc., XenoPort Inc., which was acquired by Arbor Pharmaceuticals in July 2016 and more. The competitive landscape in the insomnia field includes Sanofi S.A., Sunovion Pharmaceuticals Inc., King Pharmaceuticals, Merck, Somnus Therapeutics, Inc., Neurim Pharmaceuticals, Ltd., and more. The competitive landscape in the gastric retention system field includes Depomed, Inc., Merrion Pharmaceuticals, Flamel Technologies S.A., XenoPort Inc., Sun Pharma and more. Management is not aware of any companies that are developing or planning to develop a drug delivery system similar to our Accordion Pill platform technology.

There is a substantial risk of product liability claims in our business. We currently do not maintain product liability insurance and a product liability claim against us could adversely affect our business.

We may incur substantial liabilities and may be required to limit commercialization of our products in response to product liability lawsuits, which may result in substantial losses.

Any of our product candidates could cause adverse events, including injury, disease or adverse side effects. These adverse events may or may not be observed in clinical trials, but may nonetheless occur in the future. If any of these adverse events occur, they may render our product candidates ineffective or harmful in some patients, and our sales would suffer, materially adversely affecting our business, financial condition and results of operations.

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In addition, potential adverse events caused by our product candidates could lead to product liability lawsuits. If product liability lawsuits are successfully brought against us, we may incur substantial liabilities and may be required to limit the marketing and commercialization of our product candidates. Our business exposes us to potential product liability risks, which are inherent in the testing, manufacturing, marketing and sale of pharmaceutical products. We may not be able to avoid product liability claims. Product liability insurance for the pharmaceutical and biotechnology industries is generally expensive, if available at all. If, at any time, we are unable to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims, we may be unable to clinically test, market or commercialize our product candidates. A successful product liability claim brought against us in excess of our insurance coverage, if any, may cause us to incur substantial liabilities, and, as a result, our business, liquidity and results of operations would be materially adversely affected. In addition, the existence of a product liability claim could affect the market price of our ordinary shares.

We face continuous technological change, and developments by competitors may render our products or technologies obsolete or non-competitive. If our new or existing product candidates are rendered obsolete or non-competitive, our marketing and sales will suffer and we may never be profitable.

If our competitors develop and commercialize products faster than we do, or develop and commercialize products that are superior to our product candidates, our commercial opportunities will be reduced or eliminated. The extent to which any of our product candidates achieve market acceptance will depend on competitive factors, many of which are beyond our control. Competition in the biotechnology and biopharmaceutical industry is intense and has been accentuated by the rapid pace of technology development. Our potential competitors include large integrated pharmaceutical companies, biotechnology companies that currently have drug and target discovery efforts, universities, and public and private research institutions. Almost all of these entities have substantially greater research and development capabilities and financial, scientific, manufacturing, marketing and sales resources than we do. These organizations also compete with us to:

•	attract parties for acquisitions, joint ventures or other collaborations;

•	license proprietary technology that is competitive with the technology we are developing;

•	attract funding; and

•	attract and hire scientific talent and other qualified personnel.

Our competitors may succeed in developing and commercializing products earlier and obtaining regulatory approvals from the FDA more rapidly than we do. Our competitors may also develop products or technologies that are superior to those we are developing, and render our product candidates or technologies obsolete or non-competitive. If we cannot successfully compete with new or existing products, our marketing and sales could suffer and we may never be profitable.

We may encounter difficulties in managing our growth. Failure to manage our growth effectively could have a material adverse effect on our business, results of operations and financial condition.

We may not be able to successfully grow and expand. Successful implementation of our business plan will require management of growth, including potentially rapid and substantial growth, which will result in an increase in the level of responsibility for management personnel and place a strain on our human and capital resources. To manage growth effectively, we will be required to continue to implement and improve our operating and financial systems and controls to expand, train and manage our employee base. Our ability to manage our operations and growth effectively requires us to continue to expend funds to enhance our operational, financial and management controls, reporting systems and procedures and to attract and retain sufficient talented personnel. If we are unable to scale up and implement improvements to our control systems in an efficient or timely manner, or if we encounter deficiencies in existing systems and controls, then we may not be able to make available the products required to successfully commercialize our technology. Failure to attract and retain sufficient talented personnel will further strain our human resources and could impede our growth or result in ineffective growth. Moreover, the management, systems and controls currently in place or to be implemented may not be adequate for such growth, and the steps taken to hire personnel and to improve such systems and controls might not be sufficient. If we are unable to manage our growth effectively, it could have a material adverse effect on our business, results of operations and financial condition.

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If we are unable to obtain adequate insurance, our financial condition could be adversely affected in the event of uninsured or inadequately insured loss or damage. Our ability to effectively recruit and retain qualified officers and directors could also be adversely affected if we experience difficulty in obtaining adequate directors’ and officers’ liability insurance.

We may not be able to obtain insurance policies on terms affordable to us that would adequately insure our business and property against damage, loss or claims by third parties. To the extent our business or property suffers any damages, losses or claims by third parties, which are not covered or adequately covered by insurance, our financial condition may be materially adversely affected.

We may be unable to maintain sufficient insurance as a public company to cover liability claims made against our officers and directors. If we are unable to adequately insure our officers and directors, we may not be able to retain or recruit qualified officers and directors to manage our company.

Disruptions in the financial markets and economic conditions could affect our ability to raise capital and could disrupt or delay the performance of our third-party contractors and suppliers.

The global economy continues to experience significant volatility and the economic environment may become less favorable than that of past years. Among other matters, the continued risk of a default on sovereign debt by one or more European countries, related financial restructuring efforts in Europe, and/or evolving deficit and spending reduction programs instituted by the U.S. and other governments could negatively impact the global economy and/or the pharmaceutical industry. This economic volatility and/or decline in the economic environment may adversely affect our ability to raise capital, if needed, on a timely basis and on acceptable terms or at all. In addition, we rely and intend to rely on third parties, including our clinical research organizations, third-party manufacturers and second-source suppliers, and certain other important vendors and consultants. As a result of the current volatile and unpredictable global economic situation, there may be a disruption or delay in the performance of our third-party contractors and suppliers. If such third parties are unable to satisfy their contractual commitments to us, our business could be materially adversely affected.

Our current management team only has experience in managing and operating a publicly traded U.S. company since August 2015. Any failure to comply or adequately comply with federal securities laws, rules or regulations could subject us to fines or regulatory actions, which may materially adversely affect our business, results of operations and financial condition.

Although our ordinary shares trade on the NASDAQ Capital Market and the TASE and we previously filed reports in Israel as an Israeli public company, our current management team only has experience managing and operating a publicly-traded U.S. company since August 2015. Failure to comply or adequately comply with any laws, rules or regulations applicable to our business may result in fines or regulatory actions, which may materially adversely affect our business, results of operation or financial condition and could result in delays in achieving the development of an active and liquid trading market for our ordinary shares.

We incur significant costs as a result of the listing of our ordinary shares for trading on the NASDAQ Capital Market and thereby being a public company in the United States as well as in Israel, and our management is required to devote substantial additional time to new compliance initiatives as well as to compliance with ongoing U.S. and Israeli reporting requirements.

As a public company in both Israel and the U.S., we incur significant accounting, legal and other expenses in order to comply with requirements of the Securities and Exchange Commission, or the SEC, and the NASDAQ Capital Market, including requirements under Section 404 and other provisions of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. These rules and regulations have increased our legal and financial compliance costs, introduced new costs such as investor relations, stock exchange listing fees and shareholder reporting, and made some activities more time consuming and costly. Any future changes in the laws and regulations affecting public companies in the United States, including Section 404 and other provisions of the Sarbanes-Oxley Act, the rules and regulations adopted by the SEC and the NASDAQ Capital Market, for so long as they apply to us, will result in increased costs to us as we respond to such changes.

Failure to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business, results of operation or financial condition. In addition, current and potential shareholders could lose confidence in our financial reporting, which could have a material adverse effect on the price of our ordinary shares.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. We are required to document and test our internal control procedures in order to satisfy the requirements of Section 404, which requires annual management assessments of the effectiveness of our internal controls over financial reporting. If we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. Disclosing deficiencies or weaknesses in our internal controls, failing to remediate these deficiencies or weaknesses in a timely fashion or failing to achieve and maintain an effective internal control environment may cause investors to lose confidence in our reported financial information, which could have a material adverse effect on the price of our ordinary shares. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed.

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As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements.

As an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. We are an emerging growth company until the earliest of: (i) the last day of the fiscal year during which we have total annual gross revenues of $1 billion or more, (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our ordinary shares pursuant to an effective registration statement, (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt or (iv) the date on which we are deemed a “large accelerated issuer” as defined in Regulation S-K of the Securities Act. For so long as we remain an emerging growth company, we will not be required to:

•	have an auditor report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board, or PCAOB, regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis);

•	submit certain executive compensation matters to shareholders advisory votes pursuant to the “say on frequency” and “say on pay” provisions (requiring a non-binding shareholder vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions (requiring a non-binding shareholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; and

•	include detailed compensation discussion and analysis in our filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and instead may provide a reduced level of disclosure concerning executive compensation.

Although we intend to rely on the exemptions provided in the JOBS Act, the exact implications of the JOBS Act for us are still subject to interpretations and guidance by the SEC and other regulatory agencies. In addition, as our business grows, we may no longer satisfy the conditions of an emerging growth company under the JOBS Act. We are currently evaluating and monitoring developments with respect to these new rules and we cannot assure you that we will be able to take advantage of all of the benefits from the JOBS Act.

In addition, as an “emerging growth company,” we may elect under the JOBS Act to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. We are choosing to “opt out” of this provision and, as a result, we will comply with new or revised pronouncements applicable to public companies when they are required to be adopted by public companies. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

We are a “foreign private issuer” and have disclosure obligations that are different from those of U.S. domestic reporting companies.

We are a foreign private issuer and are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we will be subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, we will not be required to issue quarterly reports or proxy statements that comply with the requirements applicable to U.S. domestic reporting companies. Furthermore, although under regulations promulgated under the Israeli Companies Law, 5759-1999, or the Companies Law, as an Israeli public company listed overseas, we are required to disclose the compensation of our five most highly compensated officers on an individual basis (rather than on an aggregate basis, as was previously permitted for Israeli public companies listed overseas), however this disclosure will not be as extensive as that required of U.S. domestic reporting companies. We will also have four months after the end of each fiscal year to file our annual reports with the SEC and will not be required to file current reports as frequently or promptly as U.S. domestic reporting companies. Furthermore, our officers, directors and principal shareholders will be exempt from the requirements to report short-swing profit recovery contained in Section 16 of the Exchange Act. Also, as a “foreign private issuer,” we are not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. These exemptions and leniencies will reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting companies.

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As a “foreign private issuer,” we are permitted, and intend, to follow certain home country corporate governance practices instead of otherwise applicable SEC and NASDAQ Capital Market requirements, which may result in less protection than is accorded to investors under rules applicable to domestic U.S. issuers.

As a “foreign private issuer,” we are permitted to follow certain home country corporate governance practices instead of those otherwise required under the Listing Rules of the NASDAQ Capital Market for domestic U.S. issuers. For instance, we currently follow home country practice in Israel with regard to, among other things, board independence requirements, director nomination procedures and quorum requirements. In addition, we may follow our home country law instead of the Listing Rules of the NASDAQ Capital Market that require that we obtain shareholder approval for certain dilutive events, such as the establishment or amendment of certain equity based compensation plans, an issuance that will result in a change of control of our company, certain transactions other than a public offering involving issuances of a 20% or greater interest in our company, and certain acquisitions of the stock or assets of another company. We also currently follow our home country practices with respect to our compensation committee, which conducts itself in accordance with the provisions governing its composition and responsibilities as set forth in the Companies Law, not the Listing Rules of the NASDAQ Capital Market. We may in the future elect to follow home country corporate governance practices in Israel with regard to other matters. Following our home country corporate governance practices as opposed to the requirements that would otherwise apply to a U.S. company listed on the NASDAQ Capital Market may provide less protection to you than what is accorded to investors under the Listing Rules of the NASDAQ Capital Market applicable to domestic U.S. issuers. See “Corporate Governance — NASDAQ Capital Market Listing Rules and Home Country Practices” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2016.

Risks Related to Our Intellectual Property

We license our core technology on an exclusive basis from Yissum (Hebrew University), and we could lose our rights to this license if a dispute with Yissum arises or if we fail to comply with the financial and other terms of the license.

We license our core intellectual property from Yissum, an affiliate of Hebrew University. We initially entered into an exclusive license agreement with Yissum in 2000 and, in 2004 and 2005, we amended the license, which we refer to, as amended, as the License Agreement. According to the License Agreement, we hold an exclusive license for developing, manufacturing and/or world marketing of products that are directly or indirectly based on the patent owned by Yissum and/or other related intellectual property (including any information, research results and related know-how). Yissum is not permitted to transfer such intellectual property to third parties without our prior written consent. Yissum may obtain future financing from other entities for its research, provided that such entities will not be granted rights in its results (including other intellectual property rights) in a way prejudicing the rights granted to us in accordance with the License Agreement. We are entitled to grant perpetual sublicenses of this intellectual property to third parties, and such third parties will not be required to assume any undertaking towards Yissum. We are obligated to research and develop products that are based on the intellectual property of Yissum and to pay Yissum from the date of first sale an amount equal to 3% of our net sales of products based on the intellectual property and 15% from all other payments or benefits received from any such sublicense. In addition, also in consideration of the exclusive license granted to us pursuant to the License Agreement, we issued 5,618 ordinary shares to Yissum. As of the date of this prospectus, no payments were paid and/or are due under the License Agreement. The License Agreement will be in effect until the latest of: (1) the expiration of the last registered patent within the relevant territory in November 2020; and (2) 15 years from the date of the first commercial sale. We also contracted with Yissum for laboratory services. In January 2008, we signed an addendum to the License Agreement to conduct an additional joint development and study regarding a technology, different from the Accordion Pill, for the GR of a drug. This addendum provides that the intellectual property rights produced as a result of the joint development and study will be jointly owned and we are entitled to receive a license for Yissum’s share in these rights in return for payment of royalties. One patent application has been filed by Yissum and us as a result of the development related to that joint project, but this patent application was abandoned.

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The License Agreement imposes certain payment, reporting, confidentiality and other obligations on us. In the event that we were to breach any of our obligations under the License Agreement and fail to cure such breach, Yissum would have the right to terminate the License Agreement upon 30 days’ notice. In addition, Yissum has the right to terminate the License Agreement upon our bankruptcy or receivership. If any dispute arises with respect to our arrangement with Yissum, such dispute may disrupt our operations and would likely have a material and adverse impact on us if resolved in a manner that is unfavorable to us. Most of our current product candidates are partly based on the intellectual property licensed under the License Agreement, and if the License Agreement was terminated, it would have a material adverse effect on our business, prospects and results of operations.

If we fail to adequately protect, enforce or secure rights to the patents which were licensed to us or any patents we may own in the future, the value of our intellectual property rights would diminish and our business and competitive position would suffer.

Our success, competitive position and future revenues, if any, depend in part on our ability to obtain and successfully leverage intellectual property covering our products and product candidates, know-how, methods, processes and other technologies, to protect our trade secrets, to prevent others from using our intellectual property and to operate without infringing the intellectual property rights of third parties.

The risks and uncertainties that we face with respect to our intellectual property rights include, but are not limited to, the following:

•	the degree and range of protection any patents will afford us against competitors;

•	if and when patents will be issued;

•	whether or not others will obtain patents claiming aspects similar to those covered by our own or licensed patents and patent applications;

•	we may be subject to interference proceedings;

•	we may be subject to opposition or post-grant proceedings in foreign countries;

•	any patents that are issued may not provide sufficient protection;

•	we may not be able to develop additional proprietary technologies that are patentable;

•	other companies may challenge patents licensed or issued to us or our customers;

•	other companies may independently develop similar or alternative technologies, or duplicate our technologies;

•	other companies may design around technologies we have licensed or developed;

•	enforcement of patents is complex, uncertain and expensive; and

•	we may need to initiate litigation or administrative proceedings that may be costly whether we win or lose.

If patent rights covering our products and methods are not sufficiently broad, they may not provide us with any protection against competitors with similar products and technologies. Furthermore, if the United States Patent and Trademark Office, or the USPTO, or foreign patent offices issue patents to us or our licensors, others may challenge the patents or design around the patents, or the patent office or the courts may invalidate the patents. Thus, any patents we own or license from or to third parties may not provide any protection against our competitors.

We cannot be certain that patents will be issued as a result of any pending applications, and we cannot be certain that any of our issued patents or patents licensed from Yissum (or any other third party in the future), will give us adequate protection from competing products. For example, issued patents, including the patents licensed by us, may be circumvented or challenged, declared invalid or unenforceable, or narrowed in scope.

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In addition, since publication of discoveries in the scientific or patent literature often lags behind actual discoveries, we cannot be certain that we were the first to make our inventions or to file patent applications covering those inventions.

It is also possible that others may obtain issued patents that could prevent us from commercializing our products or require us to obtain licenses requiring the payment of significant fees or royalties in order to enable us to conduct our business. As to those patents that we have licensed, our rights depend on maintaining our obligations to the licensor under the applicable license agreement, and we may be unable to do so.

In addition to patents and patent applications, we depend upon trade secrets and proprietary know-how to protect our proprietary technology. We require our employees, consultants, advisors and collaborators to enter into confidentiality agreements that prohibit the disclosure of confidential information to any other parties. We also require our employees and consultants to disclose and assign to us their ideas, developments, discoveries and inventions. These agreements may not, however, provide adequate protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure.

We may become subject to claims for remuneration or royalties for assigned service invention rights by our employees, which could result in litigation and adversely affect our business.

A significant portion of our intellectual property has been developed by our employees in the course of their employment for us. Under the Israeli Patent Law, 5727-1967, or the Patent Law, inventions conceived by an employee in the course and as a result of or arising from his or her employment with a company are regarded as “service inventions,” which belong to the employer, absent a specific agreement between the employee and employer giving the employee service invention rights. The Patent Law also provides that if there is no such agreement between an employer and an employee, the Israeli Compensation and Royalties Committee, or the Committee, a body constituted under the Patent Law, shall determine whether the employee is entitled to remuneration for his inventions. Recent case law clarifies that the right to receive consideration for “service inventions” can be waived by the employee and that in certain circumstances, such waiver does not necessarily have to be explicit. The Committee will examine, on a case-by-case basis, the general contractual framework between the parties, using interpretation rules of the general Israeli contract laws. Further, the Committee has not yet determined one specific formula for calculating this remuneration (but rather uses the criteria specified in the Patent Law). Although we generally enter into assignment-of-invention agreements with our employees pursuant to which such individuals assign to us all rights to any inventions created in the scope of their employment or engagement with us, we may face claims demanding remuneration in consideration for assigned inventions. As a consequence of such claims, we could be required to pay additional remuneration or royalties to our current and/or former employees, or be forced to litigate such claims, which could negatively affect our business.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for noncompliance with these requirements.

Periodic maintenance fees on any issued patent are due to be paid to the USPTO and foreign patent agencies in several stages over the lifetime of the patent. The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Noncompliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. In such an event, our competitors might be able to enter the market, which could have a material adverse effect on our business.

Costly litigation may be necessary to protect our intellectual property rights, and we may be subject to claims alleging the breach of license or other agreements that we have entered into with third parties or the violation of the intellectual property rights of others.

We may face significant expense and liability as a result of litigation or other proceedings relating to patents and other intellectual property rights of others. In the event that another party has also filed a patent application or been issued a patent relating to an invention or technology claimed by us in pending applications, we may be required to participate in an interference proceeding declared by the USPTO to determine priority of invention, which could result in substantial uncertainties and costs for us, even if the eventual outcome were favorable to us. We, or our licensors, also could be required to participate in interference proceedings involving issued patents and pending applications of another entity. An adverse outcome in an interference proceeding could require us to cease using the technology or to license rights from prevailing third parties.

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The cost to us of any patent litigation or other proceeding relating to our licensed patents or patent applications, even if resolved in our favor, could be substantial and could divert management’s resources and attention. Our ability to enforce our patent protection could be limited by our financial resources, and may be subject to lengthy delays. A third party may claim that we are using inventions claimed by their patents and may go to court to stop us from engaging in our normal operations and activities, such as research, development and the sale of any future products. Such lawsuits are expensive and would consume time and other resources. There is a risk that the court will decide that we are infringing the third party’s patents and will order us to stop the activities claimed by the patents, redesign our products or processes to avoid infringement or obtain licenses (which may not be available on commercially reasonable terms or at all). In addition, there is a risk that a court will order us to pay the other party damages for having infringed their patents.

Moreover, there is no guarantee that any prevailing patent owner would offer us a license so that we could continue to engage in activities claimed by the patent, or that such a license, if made available to us, could be acquired on commercially acceptable terms. In addition, third parties may, in the future, assert other intellectual property infringement claims against us with respect to our product candidates, technologies or other matters. Any claims of infringement asserted against us, whether or not successful, may have a material adverse effect on us.

We entered into a feasibility and option agreement with a pharmaceutical company and engaged in a feasibility study over a period of several months during the early stage of formulation of the Accordion Pill for Carbidopa/Levodopa. The agreement included a right of first offer, under certain circumstances. In 2012, the pharmaceutical company asserted that it has a right of first refusal in the event that we seek to grant a license to certain intellectual property contained in AP-CDLD to any third party. We believe that the pharmaceutical company does not have such right and that the right of first offer included in the agreement terminated in 2008. In addition, we believe that such right of first offer only applied to licenses for use in the United States. If we seek to grant a license to certain intellectual property contained in AP-CDLD to any third party, we can, in our discretion, either first offer the main terms of such license to the other pharmaceutical company pursuant to the alleged right of first offer, which we believe terminated in 2008, or seek to grant such license to a third party without first offering the main terms of such license to the other pharmaceutical company, in which case the other pharmaceutical company may seek to challenge such third-party license or claim damages. Although we would intend to vigorously defend against any such challenge or claim, there can be no guarantee that we would be successful in such defense. Any such challenge or claim for damages made by the other pharmaceutical company, if we choose not to make a first offer, could adversely affect our ability to develop, or the timing of our development of, AP-CDLD. Further, the allegation that any such right exists, even though we believe that any such right has terminated, could discourage other potential licensees from working with us. Either of these events could have a material adverse effect on our business, prospects and results of operations.

We rely on confidentiality agreements that could be breached and may be difficult to enforce, which could result in third parties using our intellectual property to compete against us.

Although we believe that we take reasonable steps to protect our intellectual property, including the use of agreements relating to the non-disclosure of confidential information to third parties, as well as agreements that purport to require the disclosure and assignment to us of the rights to the ideas, developments, discoveries and inventions of our employees and consultants while we employ them, the agreements can be difficult and costly to enforce. Although we seek to obtain these types of agreements from our contractors, consultants, advisors and research collaborators, to the extent that employees and consultants utilize or independently develop intellectual property in connection with any of our projects, disputes may arise as to the intellectual property rights associated with our products. If a dispute arises, a court may determine that the right belongs to a third party. In addition, enforcement of our rights can be costly and unpredictable. We also rely on trade secrets and proprietary know-how that we seek to protect in part by confidentiality agreements with our employees, contractors, consultants, advisors or others. Despite the protective measures we employ, we still face the risk that:

•	these agreements may be breached;

•	these agreements may not provide adequate remedies for the applicable type of breach;

•	our trade secrets or proprietary know-how will otherwise become known; or

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•	our competitors will independently develop similar technology or proprietary information.

International patent protection is particularly uncertain, and if we are involved in opposition proceedings in foreign countries, we may have to expend substantial sums and management resources.

Patent law outside the United States may be different than in the United States. Further, the laws of some foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States, if at all. A failure to obtain sufficient intellectual property protection in any foreign country could materially and adversely affect our business, results of operations and future prospects. Moreover, we may participate in opposition proceedings to determine the validity of our foreign patents or our competitors’ foreign patents, which could result in substantial costs and divert management’s resources and attention. Additionally, due to uncertainty in patent protection law, we have not filed applications in many countries where significant markets exist.

Risks Related to the Regulation of our Company and Its Business

Our product candidates are at various stages of preclinical and clinical development and may never be commercialized.

The progress and results of any future preclinical testing or future clinical trials are uncertain, and the failure of our product candidates and additional product candidates which we may license, acquire or develop in the future to receive regulatory approvals could have a material adverse effect on our business, operating results and financial condition to the extent we are unable to commercialize any such products. None of our product candidates have received regulatory approval for commercial sale. In addition, we face the risks of failure inherent in developing therapeutic products. Our product candidates are not expected to be commercially available for several years, if at all.

Our product candidates are subject to extensive regulation and are at various stages of regulatory development and may never obtain regulatory approval.

Our product candidates must satisfy certain standards of safety and efficacy for a specific indication before they can be approved for commercial use by the FDA or foreign regulatory authorities. The FDA and foreign regulatory authorities have full discretion over this approval process. We will need to conduct significant additional research, including testing in animals and in humans, before we can file applications for product approval. Typically, in the pharmaceutical industry, there is a high rate of attrition for product candidates in preclinical testing and clinical trials. Also, even though we believe that some of our product candidates may be eligible for FDA review under Section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act, or FDCA, the FDA may not agree with that assessment, and may require us to submit the application under Section 505(b)(1) which usually requires more comprehensive clinical data than applications submitted under Section 505(b)(2). Even under Section 505(b)(2), satisfying FDA’s requirements typically takes many years, is dependent upon the type, complexity and novelty of the product and requires the expenditure of substantial resources. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful. For example, a number of companies in the pharmaceutical industry, including biotechnology companies, have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. In addition, delays or rejections may be encountered based upon additional government regulation, including any changes in legislation or FDA policy, during the process of product development, clinical trials and regulatory reviews. After clinical trials are completed, the FDA has substantial discretion in the drug approval process and may require us to conduct additional preclinical and clinical testing or to perform post-marketing studies.

In order to receive FDA approval or approval from foreign regulatory authorities to market a product candidate or to distribute our products, we must demonstrate through preclinical testing and through human clinical trials that the product candidate is safe and effective for its intended uses (e.g., treatment of a specific condition in a specific way subject to contradictions and other limitations). We anticipate that some foreign regulatory agencies will have different testing and approval requirements from those of the FDA. Even if we comply with all FDA requests, the FDA may ultimately reject or decline to approve one or more of our NDAs, or it may grant approval for a narrowly intended use that is not commercially feasible. We might not obtain regulatory approval for our product candidates in a timely manner, if at all. Failure to obtain FDA approval of any of our product candidates in a timely manner or at all could severely undermine our business by delaying or halting commercialization of our products, imposing costly procedures, diminishing competitive advantages and reducing the number of salable products and, therefore, corresponding product revenues.

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We have collected limited clinical data about the safety and efficacy of AP-CDLD in an open-label Phase II clinical trial that was not conducted under an FDA issued IND and we may be unable to replicate these results in large-scale and double-blind controlled clinical trials.

Although the clinical trials performed to date using AP-CDLD have shown promising results, these results were generated from open-label studies not performed under an FDA issued IND and were conducted at a limited number of clinical sites on a limited number of patients. An “open-label” trial is one where both the patient and investigator know whether the patient is receiving the test article or either an existing approved drug or placebo. Open-label trials are subject to various limitations that may exaggerate any therapeutic effect as patients in open-label studies are aware that they are receiving treatment. Open-label trials may be subject to a “patient bias” where patients perceive their symptoms to have improved merely due to their awareness of receiving an experimental treatment. Patients selected for early clinical studies often include the most severe sufferers and their symptoms may have been bound to improve notwithstanding the new treatment. In addition, open-label trials may be subject to an “investigator bias” where those assessing and reviewing the physiological outcomes of the clinical trials are aware of which patients have received treatment and may interpret the information of the treated group more favorably given this knowledge.

Given that these were open label studies, not conducted under an FDA issued IND, the FDA may decide not to consider the data that we collected from these open-label studies, even though we are obligated to submit these data to the FDA.

Our Phase II clinical trial for AP-CDLD was conducted at several medical centers in Israel. Patients in Israel are genetically similar to European and North American patients, but there may be unidentified genetic differences that may result in variable therapeutic response in patients in other countries. Furthermore, although our initial safety profile has been favorable, safety could be dependent on operator skills. It is possible that we may experience a higher rate of adverse events in the future with wider application of our Accordion Pill technology in real-world practice outside of clinical trials.

If the FDA does not conclude that a given product candidate using our Accordion Pill technology satisfies the requirements for approval under the Section 505(b)(2) regulatory approval pathway, or if the requirements for approval of our product candidates under Section 505(b)(2) are not as we expect, the approval pathway will likely take significantly longer, cost significantly more and entail significantly greater complications and risks than anticipated, and in any case may not be successful.

We intend to seek FDA approval for our product candidates implementing our Accordion Pill technology through the Section 505(b)(2) regulatory pathway. Pursuant to Section 505(b)(2) of the FDCA, a NDA under Section 505(b)(2) is permitted to reference safety and effectiveness data submitted by the original manufacturer of the underlying approved drug as part of its NDA, or rely on FDA’s prior conclusions regarding the safety and effectiveness of that previously approved drug, or rely on in part on data in the public domain. Reliance on data collected by others may expedite the development program for our product candidates by potentially decreasing the amount of clinical data that we would need to generate in order to obtain FDA approval. If the FDA does not allow us to pursue the Section 505(b)(2) regulatory pathway as anticipated, we may need to conduct additional clinical trials, provide additional data and information, and meet additional standards for product approval. If this were to occur, the time and financial resources required to obtain FDA approval, and complications and risks associated with regulatory approval of our product candidates, would likely substantially increase. Moreover, our inability to pursue the Section 505(b)(2) regulatory pathway may result in new competitive products reaching the market more quickly than our product, which would likely materially adversely impact our competitive position and prospects. Even if we are able to utilize the Section 505(b)(2) regulatory pathway, there is no guarantee this will ultimately lead to accelerated product development or earlier approval.

In addition, the pharmaceutical industry is highly competitive, and Section 505(b)(2) NDAs are subject to special requirements designed to protect the patent rights of sponsors of previously approved drugs that may be referenced in a Section 505(b)(2) NDA. These requirements may give rise to patent litigation and mandatory delays in approval of our NDA for up to 30 months or longer depending on the outcome of any litigation. Further, it is not uncommon for a manufacturer of an approved product to file a citizen petition with the FDA seeking to delay approval of, or impose additional approval requirements for, pending competing products. If successful, such petitions can significantly delay, or even prevent, the approval of a new product. Even if the FDA ultimately denies such a petition, the FDA may substantially delay approval while it considers and responds to the petition. Amendments to the FDCA attempt to limit the delay that can be caused by a citizen petition to 150 days, although court action by a dissatisfied petitioner is a possibility and this could, in theory, adversely affect the approval process.

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Moreover, even if product candidates implementing our Accordion Pill technology are approved under Section 505(b)(2), the approval may be subject to limitations on the indicated uses for which the products may be marketed or to other conditions of approval, or may contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the products.

We will seek approval in the European Union, or the EU, on a product-by-product basis, either by ourselves or with a third-party licensee.

A fast track designation by the FDA may not actually lead to a faster development or regulatory review or approval process.

We may seek fast track designation for some of our product candidates and may seek such designation for future product candidates. The FDA has broad discretion whether to grant this designation, and even if we believe a particular product candidate is eligible for this designation, we cannot assure you that the FDA would decide to grant it. Even if we apply for and receive fast track designation for one or more of our product candidates or future product candidates, we may not experience a faster development process, review or approval compared to conventional FDA procedures. The FDA may withdraw fast track designation if it believes that the designation is no longer supported by data from our clinical development program.

We might be unable to develop any of our product candidates to achieve commercial success in a timely and cost-effective manner, or ever.

Even if regulatory authorities approve any of our product candidates, they may not be commercially successful. Our product candidates may not be commercially successful because government agencies or other third-party payors may not provide reimbursement for the costs of the product or the reimbursement may be too low to be commercially successful. In addition, physicians and others may not use or recommend our products candidates, even following regulatory approval. A product approval, even if issued, may limit the uses for which such product may be distributed, which could adversely affect the commercial viability of the product. Moreover, third parties may develop superior products or have proprietary rights that preclude us from marketing our products. We also expect that our product candidates, if approved, will generally be more expensive than the non-Accordion Pill version of the same medication available to patients. Physician and patient acceptance of, and demand for, any product candidates for which we obtain regulatory approval or license will depend largely on many factors, including, but not limited to, the extent, if any, of reimbursement of costs by government agencies and other third-party payors, pricing, competition, the effectiveness of our marketing and distribution efforts, the safety and effectiveness of alternative products, and the prevalence and severity of side effects associated with such products. If physicians, government agencies and other third-party payors do not accept the use or efficacy of our products, we will not be able to generate significant revenue, if any.

We cannot be certain that the results of our current or potential Phase III clinical trials, even if all endpoints are met, will support regulatory approval of any of our product candidates for any indication.

Endpoints for most Phase III clinical trials may vary from drug candidate to drug candidate and from indication to indication; therefore, there are no universally accepted endpoints for Phase III clinical trials. Accordingly, the development pathway for AP-CDLD, which is being developed for the indication of treatment of Parkinson’s disease symptoms in advanced Parkinson’s disease patients, and our other product candidates, is not completely clear yet.

It is possible that even if the results of our current or potential Phase III clinical trial meet the primary endpoints, the FDA will require other data of our product candidates prior to granting marketing approval.

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Our product candidates and future product candidates will remain subject to ongoing regulatory requirements even if they receive marketing approval, and if we fail to comply with these requirements, we may not obtain such approvals or could lose those approvals that have been obtained, and the sales of any approved commercial products could be suspended.

Even if we receive regulatory approval to market a particular product candidate, any such product will remain subject to extensive regulatory requirements, including requirements relating to manufacturing, labeling, packaging, adverse event reporting, storage, advertising, promotion, distribution and record keeping. Even if regulatory approval of a product is granted, the approval may be subject to limitations on the uses for which the product may be marketed or the conditions of approval, or may contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the product, which could negatively impact us or our collaboration partners by reducing revenues or increasing expenses, and cause the approved product candidate not to be commercially viable. In addition, as clinical experience with a drug expands after approval, typically because it is used by a greater number and more diverse group of patients after approval than during clinical trials, side effects and other problems may be observed over time after approval that were not seen or anticipated during pre-approval clinical trials or other studies. Any adverse effects observed after the approval and marketing of a product candidate could result in limitations on the use of or withdrawal of FDA approval of any approved products from the marketplace. Absence of long-term safety data may also limit the approved uses of our products, if any. If we fail to comply with the regulatory requirements of the FDA and other applicable U.S. and foreign regulatory authorities, or previously unknown problems with any approved commercial products, manufacturers or manufacturing processes are discovered, we could be subject to administrative or judicially imposed sanctions or other setbacks, including, without limitation, the following:

•	suspension or imposition of restrictions on the products, manufacturers or manufacturing processes, including costly new manufacturing requirements;

•	warning letters;

•	civil or criminal penalties, fines and/or injunctions;

•	product seizures or detentions;

•	import or export bans or restrictions;

•	voluntary or mandatory product recalls and related publicity requirements;

•	suspension or withdrawal of regulatory approvals;

•	total or partial suspension of production; and

•	refusal to approve pending applications for marketing approval of new products or supplements to approved applications.

If we or our collaborators are slow to adapt, or are unable to adapt, to changes in existing regulatory requirements or adoption of new regulatory requirements or policies, marketing approval for our product candidates may be lost or cease to be achievable, resulting in decreased revenue from milestones, product sales or royalties, which would have a material adverse effect on our business, financial condition or results of operations.

Clinical trials are very expensive, time-consuming and difficult to design and implement, and, as a result, we may suffer delays or suspensions in future trials which would have a material adverse effect on our ability to generate revenues.

Human clinical trials are very expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. Regulatory authorities, such as the FDA, may preclude clinical trials from proceeding. Additionally, the clinical trial process is time-consuming, failure can occur at any stage of the trials and we may encounter problems that cause us to abandon or repeat clinical trials. The commencement and completion of clinical trials may be delayed by several factors, including, but not limited to:

•	unforeseen safety issues;

•	clinical holds or suspension of a clinical trial by the FDA, us, the institutional review board, or IRB, or the data safety monitoring board, or DSMB, to determine proper dosing;

•	lack of effectiveness or efficacy during clinical trials;

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•	failure of our contract manufacturers to manufacture our product candidates in accordance with current Good Manufacturing Practices, or cGMP;

•	failure of third party suppliers to perform final manufacturing steps for the drug substance;

•	slower than expected rates of patient recruitment and enrollment;

•	lack of healthy volunteers and patients to conduct trials;

•	inability to monitor patients adequately during or after treatment;

•	failure of third party contract research organizations to properly implement or monitor the clinical trial protocols;

•	failure of IRBs to approve or renew approvals of our clinical trial protocols;

•	inability or unwillingness of medical investigators to follow our clinical trial protocols; and

•	lack of sufficient funding to finance the clinical trials.

As noted above, we, regulatory authorities, IRBs or DSMBs may suspend our clinical trials at any time if it appears that we are exposing participants to unacceptable health risks or if the regulatory authorities find deficiencies in our regulatory submissions or the conduct of these trials. For example, a DSMB has been selected for the Phase III clinical trial of AP-CDLD and will periodically review the safety data of the trial, specifically focusing on the safety of AP-CDLD in the upper gastrointestinal tract because the Accordion Pill is retained in the stomach for a prolonged period of time, to measure whether AP-CDLD causes damage such as erosions or ulcers. Any suspension of clinical trials will delay possible regulatory approval, if any, and adversely impact our ability to develop products and generate revenue.

We may be forced to abandon development of certain products altogether, which will significantly impair our ability to generate product revenues.

Upon the completion of any clinical trial, if at all, the results of these trials might not support the claims sought by us. Further, success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and the results of later clinical trials may not replicate the results of prior clinical trials and preclinical testing. The clinical trial process may fail to demonstrate that our product candidates are safe for humans and effective for its indicated uses. Any such failure may cause us to abandon a product candidate and may delay development of other product candidates. Any delay in, or termination or suspension of, our clinical trials will delay the requisite filings with the FDA and, ultimately, our ability to commercialize our product candidates and generate product revenues. If the clinical trials do not support our drug product claims, the completion of development of such product candidates may be significantly delayed or abandon, which would significantly impair our ability to generate product revenues and would materially adversely affect our business, financial condition or results of operations.

Positive results in the previous clinical trials of one or more of our product candidates may not be replicated in future clinical trials of such product candidate, which could result in development delays or a failure to obtain marketing approval.

Positive results in the previous clinical trials of one or more of our product candidates may not be predictive of similar results in future clinical trials for such product candidate. Also, interim results during a clinical trial do not necessarily predict final results. A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in late-stage clinical trials even after achieving promising results in early-stage development. Accordingly, the results from the completed preclinical studies and clinical trials for our product candidates may not be predictive of the results we may obtain in later stage trials of such product candidates. Our clinical trials may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical trials. Clinical trial results may be inconclusive, or contradicted by other clinical trials, particularly larger clinical trials. Moreover, clinical data are often susceptible to varying interpretations and analyses, and many companies that believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain FDA or European Medicines Agency, or other applicable regulatory agency approval for their products.

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Reimbursement may not be available for our products, which could make it difficult for us to sell our products profitably.

Market acceptance and sales of our products will depend on coverage and reimbursement policies and may be affected by healthcare reform measures. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which products they will pay for and establish reimbursement levels. We cannot be sure that coverage and reimbursement will be available for our products. We also cannot be sure that the amount of reimbursement available, if any, will not reduce the demand for, or the price of, our products. If reimbursement is not available or is available only at limited levels, we may not be able to successfully compete through sales of our proposed products.

Specifically, in both the United States and some foreign jurisdictions, there have been a number of legislative and regulatory proposals to change the healthcare system in ways that could affect our ability to sell our products profitably. In the United States, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, also called the Medicare Modernization Act, or MMA, changed the way Medicare covers and pays for pharmaceutical products. The legislation expanded Medicare coverage for drug purchases by the elderly and certain others. Prior to MMA, Medicare did not cover most outpatient prescription drugs. MMA created a new voluntary Part D, which covers outpatient drugs for Medicare beneficiaries and is administered by private insurance plans that operate partially at-risk under contract with the Centers for Medicare & Medicaid Services, or CMS. These private Part D plans have incentives to keep costs down. MMA also introduced a new reimbursement methodology based on average sales prices for physician-administered drugs. In addition, this legislation provided authority for limiting the number of certain outpatient drugs that will be covered in any therapeutic class. As a result of this legislation and the expansion of federal coverage of drug products, we expect that there will be additional pressure to contain and reduce costs. These and future cost-reduction initiatives could decrease the coverage and price that we receive for our products, if approved, and could seriously harm our business. While the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policies and payment limitations in setting their own reimbursement rates, and any reduction in reimbursement under Medicare may result in a similar reduction in payments from private payors.

In March 2010, the Patient Protection and Affordable Care Act, as amended, or the Affordable Care Act, which was amended by the Health Care and Education Affordability Reconciliation Act, or collectively, PPACA, became law in the United States. The goal of PPACA is to reduce the cost of healthcare and substantially change the way healthcare is financed by both governmental and private insurers. Among other measures, PPACA imposes increased rebates on manufacturers for certain covered drug products reimbursed by state Medicaid programs. The PPACA remains subject to continuing legislative scrutiny, including efforts by Congress to repeal and amend a number of its provisions, as well as administrative actions delaying the effectiveness of key provisions. In addition, there have been lawsuits filed by various stakeholders pertaining to certain portions of the PPACA that may have the effect of modifying or altering various parts of the law. Efforts to date to amend or repeal the PPACA have generally been unsuccessful. However, the 2016 Presidential and Congressional elections resulting in the election of the Republican presidential nominee and the continuation of Republican majorities in both chambers of Congress, may result in additional efforts to amend or delay implementation parts of the PPACA. We ultimately cannot predict with any assurance the ultimate effect of the PPACA or changes to the PPACA on our company, nor can we provide any assurance that its provisions will not have a material adverse effect on our business, financial condition, results of operations, cash flows and the trading price of our ordinary shares. In addition, we cannot predict whether new proposals will be made or adopted, when they may be adopted or what impact they may have on us if they are adopted.

We expect to experience pricing pressures in connection with the sale of our products generally due to the trend toward managed healthcare, the increasing influence of health maintenance organizations, and additional legislative proposals. If we fail to successfully secure and maintain adequate coverage and reimbursement for our future products or are significantly delayed in doing so, we will have difficulty achieving market acceptance of our products and our business will be harmed.

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We are subject to extensive and costly government regulation.

The products we are developing and planning to develop in the future are subject to extensive and rigorous domestic government regulation, including regulation by the FDA, the CMS, other divisions of the U.S. Department of Health and Human Services, including its Office of Inspector General, the Office of Civil Rights, which administers the privacy provisions of the Health Insurance Portability and Accountability Act of 1996, or HIPAA, the U.S. Department of Justice, the Departments of Defense and Veterans Affairs, to the extent our products are paid for directly or indirectly by those departments, state and local governments, and their respective foreign equivalents. The FDA regulates the research, development, preclinical and clinical testing, manufacture, safety, effectiveness, record keeping, reporting, labeling, storage, approval, advertising, promotion, sale, distribution, import and export of pharmaceutical products under various regulatory provisions. If any drug products we develop are tested or marketed abroad, they will also be subject to extensive regulation by foreign governments, whether or not we have obtained FDA approval for a given product and its uses. Such foreign regulation may be equally or more demanding than corresponding U.S. regulation.

Government regulation substantially increases the cost and risk of researching, developing, manufacturing, and selling our products. Our failure to comply with these regulations could result in, by way of example, significant fines, criminal and civil liability, product seizures, recalls, withdrawals, withdrawals of approvals, and exclusion and debarment from government programs. Any of these actions, including the inability of our proposed products to obtain and maintain regulatory approval, would have a materially adverse effect on our business, financial condition, results of operations and prospects.

In addition to government regulation, rules and policies of professional and other quasi and non-governmental bodies and organizations may impact the prescription of products, as well as the manner of their promotion, marketing, and education. Examples of such bodies are the American Medical Association, the Accreditation Council of Continuing Medical Education, American College of Physicians and the American Academy of Family Physicians.

The recent Presidential and Congressional elections in the United States could result in significant changes in, and uncertainty with respect to, legislation, regulation and government policy. While it is not possible to predict whether and when any such changes will occur, changes at the federal level could significantly impact our business and the health care industry; we are currently unable to predict whether any such changes would have a net positive or negative impact on our business. To the extent that such changes have a negative impact on us or the health care industry, including as a result of related uncertainty, these changes may materially and adversely impact our business, financial condition, results of operations, cash flows and the trading price of our ordinary shares.

We are subject to additional federal and state laws and regulations relating to our business, and our failure to comply with those laws could have a material adverse effect on our results of operations and financial conditions.

In the event that we were to market products in the United States, we would be subject to additional healthcare regulation and enforcement by the federal government and the states in which we conduct or will conduct our business. The laws that may affect our ability to operate include, but are not limited to, the following:

•	the federal healthcare program Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, receiving, offering or paying remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual for, or the purchase, order or recommendation of, any good or service for which payment may be made under government healthcare programs such as the Medicare and Medicaid programs;

•	the Anti-Inducement Law, which prohibits persons from offering or paying remuneration to Medicare and Medicaid beneficiaries to induce them to use items or services paid for in whole or in part by the Medicare or Medicaid programs;

•	the Ethics in Patient Referrals Act of 1989, commonly referred to as the Stark Law, prohibits physicians from referring Medicare or Medicaid patients for certain designated items or services where that physician or family member has a financial interest in the entity provided the designated item or service;

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•	federal false claims laws that prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid or other government healthcare programs that are false or fraudulent;

•	federal criminal laws that prohibit executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters; and

•	state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payer, including commercial insurers.

Further, the PPACA, among other things, amends the intent requirement of the federal anti-kickback and criminal healthcare fraud statutes. A person or entity can now be found guilty of fraud or false claims under PPACA without actual knowledge of the statute or specific intent to violate it. In addition, PPACA provides that the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statue constitutes a false or fraudulent claim for purposes of the false claims statutes. Possible sanctions for violation of these anti-kickback laws include monetary fines, civil and criminal penalties, exclusion from Medicare, Medicaid and other government programs and forfeiture of amounts collected in violation of such prohibitions. Any violations of these laws, or any action against us for violation of these laws, even if we successfully defend against it, could result in a material adverse effect on our reputation, business, results of operations and financial condition.

PPACA also imposes new reporting requirements on device and pharmaceutical manufacturers to make annual public disclosures of payments to physicians and teaching hospitals and ownership of their stock by physicians. Failure to submit required information may result in civil monetary penalties of up to an aggregate of $150,000 per year (or up to an aggregate of $1 million per year for “knowing failures”), for all payments, transfers of value or ownership or investment interests that are not reported. Manufacturers were required to begin data collection on August 1, 2013 and report such data to CMS by March 31, 2014, but that has been delayed and final reconciliation of data was supposed to have occurred on October 31, 2014.

The 2016 Presidential and Congressional elections resulting in the election of the Republican presidential nominee and the continuation of Republican majorities in both chambers of Congress, may result in additional efforts to amend or delay implementation parts of the PPACA. We ultimately cannot predict with any assurance the ultimate effect of the PPACA or changes to the PPACA on our company, nor can we provide any assurance that its provisions will not have a material adverse effect on our business, financial condition, results of operations, cash flows and the trading price of our ordinary shares. In addition, we cannot predict whether new proposals will be made or adopted, when they may be adopted or what impact they may have on us if they are adopted.

In addition, there has been a recent trend of increased federal and state regulation of payments made to physicians for marketing. Some states, such as California, Massachusetts and Vermont, mandate implementation of corporate compliance programs, along with the tracking and reporting of gifts, compensation and other remuneration to physicians, and some states limit or prohibit such gifts. Various trade associations, such as AdvaMed for devices and the Pharmaceutical Research and Manufacturers of America for drugs, have adopted voluntary standards of ethical behavior that limit the amount of and circumstances under which payments made be made to physicians.

The scope and enforcement of these laws is uncertain and subject to change in the current environment of healthcare reform, especially in light of the lack of applicable precedent and regulations. We cannot predict the impact on our business of any changes in these laws. Federal or state regulatory authorities may challenge our current or future activities under these laws. Any such challenge could have a material adverse effect on our reputation, business, results of operations, and financial condition. Any state or federal regulatory review of us, regardless of the outcome, would be costly and time-consuming.

Changes in regulatory requirements and guidance or unanticipated events during our clinical trials may occur, which may result in necessary changes to clinical trial protocols, which could result in increased costs to us, delay our development timeline or reduce the likelihood of successful completion of our clinical trials.

Changes in regulatory requirements and guidance or unanticipated events during our clinical trials may occur, as a result of which we may need to amend clinical trial protocols. Amendments may require us to resubmit our clinical trial protocols to IRBs for review and approval, which may adversely affect the cost, timing and successful completion of a clinical trial. If we experience delays in the completion of, or if we terminate, any of our clinical trials, the commercial prospects for our affected product candidates would be harmed and our ability to generate product revenue would be delayed, possibly materially.

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Our product candidates are manufactured through a compounding, film casting and assembly process, and if we or one of our materials suppliers encounters problems manufacturing our products or raw materials, our business could suffer.

We and our contract manufacturers, if any, are, and will be, subject to extensive governmental regulation in connection with the manufacture of any pharmaceutical products. The FDA and foreign regulators require manufacturers to register manufacturing facilities. The FDA and foreign regulators also inspect these facilities to confirm compliance with cGMP or similar requirements that the FDA or foreign regulators establish. We and our contract manufacturers must ensure that all of the processes, methods and equipment are compliant with cGMP for drugs on an ongoing basis, as mandated by the FDA and other regulatory authorities, and conduct extensive audits of vendors, contract laboratories and suppliers. The FDA will likely condition granting any marketing approval, if any, on a satisfactory on-site inspection of our manufacturing facilities.

We currently manufacture our product candidates used in clinical testing. We have not currently determined whether we will engage in the manufacture of our products for commercial purposes. We order certain materials from single-source suppliers. If the supply of any of these single-sourced materials is delayed or ceases, we may not be able to produce the related product in a timely manner or in sufficient quantities, if at all, causing us to be unable to further develop our product candidates or bring them to market or continue to develop our technology, which could materially and adversely affect our business. In addition, a single-source supplier of a key component of one or more of our product candidates could potentially exert significant bargaining power over price, quality, warranty claims or other terms relating to the single-sourced materials. Our materials suppliers may face manufacturing or quality control problems causing product production and shipment delays or a situation where the supplier may not be able to maintain compliance with the FDA’s cGMP requirements, or those of foreign regulators, necessary to continue manufacturing our drug substance or raw materials. Drug manufacturers are subject to ongoing periodic unannounced inspections by the FDA, the United States Drug Enforcement Agency, or DEA, and corresponding foreign regulatory agencies to ensure strict compliance with cGMP requirements and other governmental regulations and corresponding foreign standards. Any failure by us or our suppliers to comply with DEA requirements or FDA or foreign regulatory requirements could adversely affect our clinical research activities and our ability to market and develop our products.

We intend to manufacture our own product candidates for Phase III clinical trials and may, to some extent, manufacture our product candidates for commercialization or rely on third parties to implement our manufacturing strategies. Manufacturing our product candidates is subject to extensive governmental regulation. Our failure or the failure of these third parties in any respect (including noncompliance with governmental regulations) could have a material adverse effect on our business, results of operations and financial condition.

Completion of any current or future Phase III clinical trial and commercialization of our product candidates will require access to, or development of, facilities to manufacture a sufficient supply of our product candidates. There can be no assurance that our product candidates, if approved, can be manufactured in sufficient commercial quantities, in compliance with regulatory requirements and at an acceptable cost. Although we believe our facilities are sufficient to manufacture our product candidate needs for Phase III clinical trials, we may be incorrect and we may not have the resources or facilities to manufacture our product candidates for Phase III clinical trials or commercial purposes on our own, and we may not develop or acquire facilities for the manufacture of product candidates for such purposes in the foreseeable future. We may rely on contract manufacturers to produce sufficient quantities of our product candidates necessary for any Phase III clinical testing we undertake in the future and for commercialization of our products. Such contract manufacturers may be the sole source of production, and they may have limited experience at manufacturing, formulating, analyzing, filling and finishing our types of product candidates. Establishing a manufacturing facility to produce commercial quantities of our products will require a substantial investment by any party intending to manufacture our products. If our current and future manufacturing and supply strategies are unsuccessful, we may be unable to conduct and complete any future Phase III clinical trials or commercialize our product candidates in a timely manner, if at all.

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Manufacturing our product candidates is subject to extensive governmental regulation. See “Information on the Company — Government Regulation” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2016. Future FDA, state and foreign inspections may identify compliance issues at our facilities or at the facilities of our contract manufacturers, if any, that may disrupt production or distribution, or require substantial resources to correct. In addition, discovery of previously unknown problems with a product or the failure to comply with applicable requirements may result in restrictions on a product, manufacturer or holder of an approved NDA, including withdrawal or recall of the product from the market or other voluntary, FDA-initiated or judicial action that could delay or prohibit further marketing. Newly discovered or developed safety or effectiveness data may require changes to a product’s approved labeling, including the addition of new warnings and contraindications, and also may require the implementation of other risk management measures. Also, new government requirements, including those resulting from new legislation, may be established, or the FDA’s policies may change, which could delay or prevent regulatory approval of our products under development. The FDA will likely condition granting any marketing approval on a satisfactory on-site inspection of our manufacturing facilities.

We have limited experience manufacturing our product candidates at a commercial scale. We may not be able to manufacture our product candidates in quantities sufficient for commercial launch of our product candidates, if our product candidates are approved, or for any future commercial demand for our product candidates.

Although we have manufactured clinical quantities of AP-CDLD and other products and product candidates in our manufacturing facility, we have only limited experience in manufacturing commercial quantities of our product candidates. If AP-CDLD or AP–ZP is approved for commercialization and marketing, we may be required to manufacture the product in large quantities to meet demand. Producing products in commercial quantities requires developing and adhering to complex manufacturing processes that are different from the manufacture of products in smaller quantities for clinical trials, including adherence to regulatory standards. Although we believe that we have developed processes and protocols that will enable us to manufacture commercial-scale quantities of products at acceptable costs, we cannot provide assurance that such processes and protocols will enable us to manufacture AP-CDLD or AP–ZP in quantities that may be required for commercialization of the applicable product with yields and at costs that will be commercially attractive. If we are unable to establish or maintain commercial manufacture of the product or are unable to do so at costs that we currently anticipate, our business could be adversely affected.

If we are unable to use our manufacturing facility for any reason, the manufacture of clinical supplies of our candidates would be delayed, which would harm our business.

We currently manufacture all clinical supply of AP-CDLD and AP–ZP at our own manufacturing facility. If we were to lose the use of our facility or equipment, our manufacturing facility and manufacturing equipment would be difficult to replace and could require substantial replacement lead time and substantial additional funds. Our facility may be affected by natural disasters, such as floods or fire, or we may lose the use of our facility due to manufacturing issues that arise at our facility, such as contamination or regulatory concerns following a regulatory inspection of our facility. We do not currently have back-up capacity. In the event of a loss of the use of all or a portion of our facility or equipment for the reasons stated above or any other reason, we would be unable to manufacture any of our product candidates until such time as our facility could be repaired, rebuilt or we are able to address other manufacturing issues at our facility. Although we currently maintain property insurance with personal property limits of up to NIS 38.0 million, business interruption insurance coverage of up to NIS 24.0 million for damage to our property and the disruption of our business from fire and other casualties, and up to NIS 100.0 million for expenses related to our Phase III clinical trial for AP-CDLD, such insurance may not cover all occurrences of manufacturing disruption or be sufficient to cover all of our potential losses in the event of occurrences that are covered and may not continue to be available to us on acceptable terms, or at all.

We may rely on third-party manufacturers to manufacture commercial quantities of our product candidates, if our products are approved, and any failure by a third-party manufacturer or supplier may delay or impair our ability to commercialize our product candidates.

We have manufactured our product candidates for our preclinical studies, Phase I clinical trials, Phase II clinical trials and Phase III clinical trial in our own manufacturing facility. We have relied, and we expect to continue to rely, on third-party manufacturers for certain raw materials (excipients, solvents and active pharmaceutical ingredients, or APIs). Our reliance on third parties for the manufacture of these items increases the risk that we will not have sufficient quantities of these items or will not be able to obtain such quantities at an acceptable cost or quality, which could delay, prevent or impair our development or commercialization efforts. If the third-party manufacturers on whom we rely fail to supply these items and we need to enter into alternative arrangements with a different supplier, it could delay our product development activities, as we would have to requalify the casting and assembly processes pursuant to FDA requirements. If this failure of supply were to occur after we received approval for and commenced commercialization of AP-CDLD, we might be unable to meet the demand for this product and our business could be adversely affected. In addition, because we do not have any control over the process or timing of the supply of the APIs used in AP-CDLD, there is greater risk that we will not have sufficient quantities of these APIs at an acceptable cost or quality, which could delay, prevent or impair our development or commercialization efforts.

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Our third-party manufacturers and suppliers may be subject to FDA inspection from time to time. Failure by our third-party manufacturers to pass such inspections and otherwise satisfactorily complete the FDA approval regimen with respect to our product candidates may result in regulatory actions such as the issuance of Form FDA 483 notices of observations, warning letters or injunctions or the loss of operating licenses. Based on the severity of the regulatory action, our clinical or commercial supply of the items manufactured by third-party manufacturers could be interrupted or limited, which could have a material adverse effect on our business.

If we acquire or license additional technologies or product candidates, we may incur a number of additional costs, have integration difficulties and/or experience other risks that could harm our business and results of operations.

We may acquire and in-license additional product candidates and technologies. Any product candidate or technologies we in-license or acquire will likely require additional development efforts prior to commercial sale, including extensive preclinical or clinical testing, or both, and approval by the FDA and applicable foreign regulatory authorities, if any. All product candidates are prone to risks of failure inherent in pharmaceutical product development, including the possibility that the product candidate or product developed based on in-licensed technology will not be shown to be sufficiently safe and effective for approval by regulatory authorities. In addition, we cannot assure you that any product candidate that we develop based on acquired or licensed technology that is granted regulatory approval will be manufactured or produced economically, successfully commercialized or widely accepted or competitive in the marketplace. Moreover, integrating any newly acquired or in-licensed product candidates could be expensive and time-consuming. If we cannot effectively manage these aspects of our business strategy, our business may not succeed.

We may be subject to extensive environmental, health and safety, and other laws and regulations in multiple jurisdictions.

Our business involves the controlled use, directly or indirectly through our service providers, of hazardous materials, various biological compounds and chemicals; therefore, we, our agents and our service providers may be subject to various environmental, health and safety laws and regulations, including those governing air emissions, water and wastewater discharges, noise emissions, the use, management and disposal of hazardous, radioactive and biological materials and wastes and the cleanup of contaminated sites. The risk of accidental contamination or injury from these materials cannot be eliminated. If an accident, spill or release of any regulated chemicals or substances occurs, we could be held liable for resulting damages, including for investigation, remediation and monitoring of the contamination, including natural resource damages, the costs of which could be substantial. We are also subject to numerous environmental, health and workplace safety laws and regulations, including those governing laboratory procedures, exposure to blood-borne pathogens and the handling of biohazardous materials and chemicals. Although we maintain workers’ compensation insurance to cover the costs and expenses that may be incurred because of injuries to our employees resulting from the use of these materials, this insurance may not provide adequate coverage against potential liabilities. Additional or more stringent federal, state, local or foreign laws and regulations affecting our operations may be adopted in the future. We may incur substantial capital costs and operating expenses and may be required to obtain consents to comply with any of these or certain other laws or regulations and the terms and conditions of any permits or licenses required pursuant to such laws and regulations, including costs to install new or updated pollution control equipment, modify our operations or perform other corrective actions at our respective facilities or the facilities of our service providers. For instance, we have undergone inspections and obtained approvals from various governmental agencies. We hold a business license with respect to testing, developing, storing and manufacturing pharmaceutical products at our current location from the municipality of Jerusalem, which is accompanied by additional terms and conditions approved by the Israeli Ministry of Environmental Protection, or the Ministry of Environmental Protection. We also hold a toxic substances permit from the Ministry of Environmental Protection (the Hazardous Material Division) and a Certificate of GMP Compliance of a Manufacturer from the Israeli Ministry of Health – Pharmaceutical Administration. In addition, fines and penalties may be imposed for noncompliance with environmental, health and safety and other laws and regulations or for the failure to have, or comply with the terms and conditions of our business license or, required environmental or other permits or consents.

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We are subject to government regulations and we may experience delays or may be unsuccessful in obtaining required regulatory approvals within or outside of the United States to market our proposed product candidates, and even if we obtain approval, the approved indications may impair our ability to successfully market the product or make commercial distribution not feasible.

Various aspects of our operations are subject to federal, state or local laws, rules and regulations, any of which may change from time to time. Costs arising out of any regulatory developments could be time-consuming and expensive and could divert management resources and attention and, consequently, could adversely affect our business operations and financial performance.

Delays in regulatory approval, limitations in regulatory approval and withdrawals of regulatory approval may have a material adverse effect on us. If we experience significant delays in testing or receiving approvals or sign-offs to conduct clinical trials, our product development costs, or our ability to license product candidates, will increase. If the FDA or other foreign regulatory entities grant regulatory approval to market a product, this approval will be limited to those diseases and conditions for which the product has demonstrated, through clinical trials, to be safe and effective. Any product approvals that we receive in the future could also include significant restrictions on the use or marketing of our products. Product approvals, if granted, can be withdrawn for failure to comply with regulatory requirements or upon the occurrence of adverse events following commercial introduction of the products. Failure to comply with applicable FDA or other applicable regulatory requirements may result in criminal prosecution, civil penalties, recall or seizure of products, total or partial suspension of production or injunction, as well as other regulatory action against our product candidates or us. If approval is withdrawn for a product, or if a product were seized or recalled, we would be unable to sell or license that product and our revenues would suffer. In addition, outside the United States, our ability to market any of our potential products is contingent upon receiving market application authorizations from the appropriate regulatory authorities. These foreign regulatory approval processes may include all of the risks associated with the FDA approval process described above, if not more.

We expect the healthcare industry to face increased limitations on reimbursement, rebates and other payments as a result of healthcare reform, which could adversely affect third-party coverage of our products and how much or under what circumstances healthcare providers will prescribe or administer our products.

In both the United States and other countries, sales of our products will depend in part upon the availability of reimbursement from third-party payors, which include governmental authorities, managed care organizations and other private health insurers. Third-party payors are increasingly challenging the price and examining the cost effectiveness of medical products and services.

Increasing expenditures for healthcare have been the subject of considerable public attention in the United States. Both private and government entities are seeking ways to reduce or contain healthcare costs. Numerous proposals that would effect changes in the U.S. healthcare system have been introduced or proposed in Congress and in some state legislatures, including reducing reimbursement for prescription products and reducing the levels at which consumers and healthcare providers are reimbursed for purchases of pharmaceutical products.

In the United States, the MMA changed the way Medicare covers and pays for pharmaceutical products. The legislation expanded Medicare coverage for drug purchases by the elderly and introduced a new reimbursement methodology based on average sales prices for physician-administered drugs. In recent years, Congress has considered further reductions in Medicare reimbursement for drugs administered by physicians. CMS has issued and will continue to issue regulations to implement the law which will affect Medicare, Medicaid and other third-party payors. Medicare, which is the single largest third-party payment program and which is administered by CMS, covers prescription drugs in one of two ways. Medicare part B covers outpatient prescription drugs that are administered by physicians and Medicare part D covers other outpatient prescription drugs, but through private insurers. Medicaid, a health insurance program for the poor, is funded jointly by CMS and the states, but is administered by the states; states are authorized to cover outpatient prescription drugs, but that coverage is subject to caps and to substantial rebates. CMS also has the authority to revise reimbursement rates and to implement coverage restrictions for some drugs. Cost reduction initiatives and changes in coverage implemented through legislation or regulation could decrease utilization of and reimbursement for any approved products, which in turn would affect the price we can receive for those products. While the MMA and implementing regulations apply primarily to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates. Therefore, any reduction in reimbursement that results from federal legislation or regulation may result in a similar reduction in payments from private payors.

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In March 2010, President Obama signed into law the Affordable Care Act, a sweeping law intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add new transparency requirements for healthcare and health insurance industries, impose new taxes and fees on pharmaceutical and medical device manufacturers and impose additional health policy reforms. As amended, the PPACA expanded manufacturers’ rebate liability to include covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations, increased the minimum rebate due for innovator drugs (both single source drugs and innovator multiple source drugs) from 15.1% of average manufacturer price, or AMP, to 23.1% of AMP or the difference between the AMP and best price, whichever is greater. The total rebate amount for innovator drugs is capped at 100.0% of AMP. The PPACA and subsequent legislation also narrowed the definition of AMP. Furthermore, the PPACA imposes a significant annual, nondeductible fee on companies that manufacture or import certain branded prescription drug products. Substantial new provisions affecting compliance have also been enacted, which may affect our business practices with healthcare practitioners, and a significant number of provisions are not yet, or have only recently become, effective. Although it is too early to determine the effect of the PPACA, it appears likely to continue to put pressure on pharmaceutical pricing, especially under the Medicare program, and may also increase our regulatory burdens and operating costs. However, the 2016 Presidential and Congressional elections resulting in the election of the Republican presidential nominee and the continuation of Republican majorities in both chambers of Congress, may result in additional efforts to amend or delay implementation parts of the PPACA. We ultimately cannot predict with any assurance the ultimate effect of the PPACA or changes to the PPACA on our company, nor can we provide any assurance that its provisions will not have a material adverse effect on our business, financial condition, results of operations, cash flows and the trading price of our ordinary shares. In addition, we cannot predict whether new proposals will be made or adopted, when they may be adopted or what impact they may have on us if they are adopted.

In addition, other legislative changes have been proposed and adopted since the PPACA was enacted. In August 2011, the President Obama signed into law the Budget Control Act of 2011, which, among other things, creates the Joint Select Committee on Deficit Reduction to recommend to Congress proposals in spending reductions. The Joint Select Committee did not achieve a targeted deficit reduction of an amount greater than $1.2 trillion for the years 2013 through 2021, triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions to Medicare payments to healthcare providers of up to 2.0% per fiscal year, starting in 2013. In January 2013, President Obama signed into law the American Taxpayer Relief Act of 2012, which, among other things, reduced Medicare payments to several categories of healthcare providers and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. The Bipartisan Budget Act of 2015, signed into law on November 2, 2015, increased the rebates that generic drug manufacturers are obligated to pay under the Medicaid program by applying a inflation-based rebate formula to generic that previously only applied to brand name drugs. If we ever obtain regulatory approval and commercialization of any of our product candidates, these new laws may result in additional reductions in Medicare and other healthcare funding, which could have a material adverse effect on our customers and accordingly, our financial operations. Legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for pharmaceutical products. We cannot be sure whether additional legislative changes will be enacted, or whether the FDA regulations, guidance or interpretations will be changed, or what the impact of such changes on the marketing approvals of our product candidates may be.

Although we cannot predict the full effect on our business of the implementation of existing legislation, including the PPACA or the enactment of additional legislation pursuant to healthcare and other legislative reform, we believe that legislation or regulations that would reduce reimbursement for or restrict coverage of our products could adversely affect how much or under what circumstances healthcare providers will prescribe or administer our products. This could materially and adversely affect our business by reducing our ability to generate revenue, raise capital, obtain additional collaborators and market our products. In addition, we believe the increasing emphasis on managed care in the United States has and will continue to put pressure on the price and usage of pharmaceutical products, which may adversely impact product sales.

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Our AP-CBD/THC product candidate uses Cannabidiol and 9-Tetrahydrocannabinol, which are illegal at the federal level in the United States and subject to complex regulation at the state level, which limit the commercial viability of this product candidate in the United States.

Our AP-CBD/THC product candidate for treatment of various indications, including low back neuropathic pain and Fibromyalgia, uses Cannabidiol and 9-Tetrahydrocannabinol, which are illegal at the federal level in the United States. Cannabidiol (CBD) and 9-Tetrahydrocannabinol (THC) have been decriminalized in certain U.S. states, but, depending on the state, are subject to complex or undeveloped law. Due to its use of CBD and THC, AP-CBD/THC may not be eligible for approval by the FDA as a prescription pharmaceutical, regardless of its results, which would likely prevent insurance coverage of the product. Further, even with respect to states in which the product may be legal at the state level, we may face difficulties in finding a suitable manufacturer for the product in the United States or in importing the product to the United States, if manufactured abroad. These factors may significantly limit the commercial viability of AP-CBD/THC in the United States. If we are not able to commercialize AP-CBD/THC in the United States, our business may suffer and we may not be able to recoup the cost of development of AP-CBD/THC.

Risks Related to Our Industry

Governments outside the United States tend to impose strict price controls, which may adversely affect our revenues, if any.

In some countries, particularly the countries comprising the EU the pricing of pharmaceuticals and certain other therapeutics is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a product. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product candidate to other available therapies. If reimbursement of our products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, our business could be materially harmed.

We are subject to anti-kickback laws and regulations. Our failure to comply with these laws and regulations could have adverse consequences to us.

There are extensive U.S. federal and state laws and regulations prohibiting fraud and abuse in the healthcare industry that can result in significant criminal and civil penalties. These federal laws include: the anti-kickback statute, which prohibits certain business practices and relationships, including the payment or receipt of compensation for the referral of patients whose care will be paid by Medicare or other federal healthcare programs; the physician self-referral prohibition, commonly referred to as the Stark Law; the anti-inducement law, which prohibits providers from offering anything to a Medicare or Medicaid beneficiary to induce that beneficiary to use items or services covered by either program; the civil False Claims Act in 1986, or the False Claims Act, which prohibits any person from knowingly presenting or causing to be presented false or fraudulent claims for payment by the federal government, including the Medicare and Medicaid programs; and the Civil Monetary Penalties Law, which authorizes the U.S. Department of Health and Human Services to impose civil penalties administratively for fraudulent or abusive acts. In addition, the PPACA requires drug manufacturers to report to the government any payments to physicians for consulting services and the like.

Sanctions for violating these federal laws include criminal and civil penalties that range from punitive sanctions, damage assessments, monetary penalties, imprisonment, denial of Medicare and Medicaid payments or exclusion from the Medicare and Medicaid programs, or both, and debarment. As federal and state budget pressures continue, federal and state administrative agencies may also continue to escalate investigation and enforcement efforts to reduce or eliminate waste and to control fraud and abuse in governmental healthcare programs. Private enforcement of healthcare fraud has also increased, due in large part to amendments to the False Claims Act that were designed to encourage private persons to sue on behalf of the government. The Fraud Enforcement and Recovery Act of 2009 may further encourage whistleblowers to file suit under the qui tam provisions of the False Claims Act. A violation of any of these federal and state fraud and abuse laws and regulations could have a material adverse effect on our liquidity and financial condition. An investigation into the use by physicians of any of our products, if ever commercialized, may dissuade physicians from either purchasing or using them, and could have a material adverse effect on our ability to commercialize those products.

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In addition, we are subject to analogous foreign laws and regulations, which may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers; foreign laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government or otherwise restrict payments that may be made to healthcare providers; foreign laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures; and foreign laws governing the privacy and security of health information in certain circumstances. Many of these laws differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Risks Related to Our Operations in Israel

Potential political, economic and military instability in the State of Israel, where our senior management, our head executive office, research and development, and manufacturing facilities are located, may adversely affect our results of operations.

Our head executive office, our research and development facilities, our current manufacturing facility, as well as some of our clinical sites are located in Israel. Our officers and all of our directors are residents of Israel. Accordingly, political, economic and military conditions in Israel and the surrounding region may directly affect our business and operations. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its neighboring countries, as well as terrorist acts committed within Israel by hostile elements. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its trading partners could adversely affect our operations and results of operations. During November 2012 and as recently as July through August 2014, Israel was engaged in an armed conflict with a militia group and political party who controls the Gaza Strip, and during the summer of 2006, Israel was engaged in an armed conflict with Hezbollah, a Lebanese Islamist Shiite militia group and political party. In December 2008 and January 2009 there was an escalation in violence among Israel, Hamas, the Palestinian Authority and other groups, as well as extensive hostilities along Israel’s border with the Gaza Strip, which resulted in missiles being fired from the Gaza Strip into Southern Israel. Similar hostilities accompanied by missiles being fired from the Gaza Strip into Southern Israel, as well at areas more centrally located near Tel Aviv and at areas surrounding Jerusalem, occurred during November 2012 and July through August 2014. These conflicts involved missile strikes against civilian targets in various parts of Israel, including areas in which our employees and some of our consultants are located, and negatively affected business conditions in Israel.

Since February 2011, Egypt has experienced political turbulence and an increase in terrorist activity in the Sinai Peninsula following the resignation of Hosni Mubarak as president. This included protests throughout Egypt, and the appointment of a military regime in his stead, followed by the elections to parliament which brought groups affiliated with the Muslim Brotherhood (which had been previously outlawed by Egypt), and the subsequent overthrow of this elected government by a military regime. Such political turbulence and violence may damage peaceful and diplomatic relations between Israel and Egypt, and could affect the region as a whole. Similar civil unrest and political turbulence has occurred in other countries in the region, including Syria which shares a common border with Israel, and is affecting the political stability of those countries. Since April 2011, internal conflict in Syria has escalated, and evidence indicates that chemical weapons have been used in the region. Intervention may be contemplated by outside parties in order to prevent further chemical weapon use. This instability and any intervention may lead to deterioration of the political and economic relationships that exist between the State of Israel and some of these countries, and may have the potential for additional conflicts in the region. In addition, Iran has threatened to attack Israel and may be developing nuclear weapons. Iran is also believed to have a strong influence among extremist groups in the region, such as Hamas in Gaza, Hezbollah in Lebanon, and various rebel militia groups in Syria. These situations may potentially escalate in the future to more violent events which may affect Israel and us. Any armed conflicts, terrorist activities or political instability in the region could adversely affect business conditions and could harm our results of operations and could make it more difficult for us to raise capital. Parties with whom we do business have sometimes declined to travel to Israel during periods of heightened unrest or tension, forcing us to make alternative arrangements when necessary in order to meet our business partners face to face. In addition, the political and security situation in Israel may result in parties with whom we have agreements involving performance in Israel claiming that they are not obligated to perform their commitments under those agreements pursuant to force majeure provisions in such agreements.

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Our commercial insurance does not cover losses that may occur as a result of events associated with the security situation in the Middle East. Although the Israeli government currently covers the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained or that it will sufficiently cover our potential damages. Any losses or damages incurred by us could have a material adverse effect on our business. Any armed conflicts or political instability in the region would likely negatively affect business conditions and could harm our results of operations.

Further, in the past, the State of Israel and Israeli companies have been subjected to economic boycotts. Several countries still restrict business with the State of Israel and with Israeli companies. These restrictive laws and policies may have an adverse impact on our operating results, financial condition or the expansion of our business. A campaign of boycotts, divestment and sanctions has been undertaken against Israel, which could also adversely impact our business.

Our operations may be disrupted as a result of the obligation of Israeli citizens to perform military service.

Many Israeli citizens are obligated to perform several days, and in some cases more, of annual military reserve duty each year until they reach the age of 40 (or older, for reservists who are military officers or who have certain occupations) and, in the event of a military conflict, may be called to active duty. In response to increases in terrorist activity, there have been periods of significant call-ups of military reservists. It is possible that there will be military reserve duty call-ups in the future. Our operations could be disrupted by such call-ups, which may include the call-up of members of our management. Such disruption could materially adversely affect our business, financial condition and results of operations.

Investors may have difficulties enforcing a U.S. judgment, including judgments based upon the civil liability provisions of the U.S. federal securities laws against us, or our executive officers and directors or asserting U.S. securities laws claims in Israel.

None of our directors or officers are residents of the United States and most of their and our assets are located outside the United States. Service of process upon us or our non-U.S. resident directors and officers and enforcement of judgments obtained in the United States against us or our non-U.S. our directors and executive officers may be difficult to obtain within the United States. We have been informed by our legal counsel in Israel that it may be difficult to assert claims under U.S. securities laws in original actions instituted in Israel or obtain a judgment based on the civil liability provisions of U.S. federal securities laws. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws against us or our officers and directors because Israel may not be the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel addressing the matters described above. Israeli courts might not enforce judgments rendered outside Israel, which may make it difficult to collect on judgments rendered against us or our officers and directors.

Moreover, among other reasons, including but not limited to, fraud or absence of due process, or the existence of a judgment which is at variance with another judgment that was given in the same matter if a suit in the same matter between the same parties was pending before a court or tribunal in Israel, an Israeli court will not enforce a foreign judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of the State of Israel.

Under current Israeli law, we may not be able to enforce employees’ covenants not to compete and therefore may be unable to prevent our competitors from benefiting from the expertise of some of our former employees.

We generally enter into non-competition agreements with our key employees, in most cases within the framework of their employment agreements. These agreements prohibit our key employees, if they cease working for us, from competing directly with us or working for our competitors for a limited period. Under applicable Israeli law, we may be unable to enforce these agreements or any part thereof. If we cannot enforce our non-competition agreements with our employees, then we may be unable to prevent our competitors from benefiting from the expertise of our former employees, which could materially adversely affect our business, results of operations and ability to capitalize on our proprietary information.

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Your rights and responsibilities as our shareholder will be governed by Israeli law, which may differ in some respects from the rights and responsibilities of shareholders of U.S. corporations.

We are incorporated under Israeli law. The rights and responsibilities of holders of our ordinary shares are governed by our articles of association and the Companies Law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders in typical U.S. corporations. In particular, pursuant to the Companies Law each shareholder of an Israeli company has to act in good faith in exercising his or her rights and fulfilling his or her obligations toward the company and other shareholders and to refrain from abusing his or her power in the company, including, among other things, in voting at the general meeting of shareholders and class meetings, on amendments to a company’s articles of association, increases in a company’s authorized share capital, mergers, and transactions requiring shareholders’ approval under the Companies Law. In addition, a controlling shareholder of an Israeli company or a shareholder who knows that it possesses the power to determine the outcome of a shareholder vote or who has the power to appoint or prevent the appointment of a director or officer in the company, or has other powers toward the company, has a duty of fairness toward the company. However, Israeli law does not define the substance of this duty of fairness. Because Israeli corporate law has undergone extensive revision in recent years, there is little case law available to assist in understanding the implications of these provisions that govern shareholder behavior.

Provisions of Israeli law and our articles of association may delay, prevent or make undesirable an acquisition of all or a significant portion of our shares or assets.

Certain provisions of Israeli law and our articles of association could have the effect of delaying or preventing a change in control and may make it more difficult for a third party to acquire us or for our shareholders to elect different individuals to our board of directors, even if doing so would be beneficial to our shareholders, and may limit the price that investors may be willing to pay in the future for our ordinary shares. For example, Israeli corporate law regulates mergers and requires that a tender offer be effected when more than a specified percentage of shares in a company are purchased. Further, Israeli tax considerations may make potential transactions undesirable to us or to some of our shareholders whose country of residence does not have a tax treaty with Israel granting tax relief to such shareholders from Israeli tax. With respect to certain mergers, Israeli tax law may impose certain restrictions on future transactions, including with respect to dispositions of shares received as consideration, for a period of two years from the date of the merger. See “Additional Information — Memorandum and Articles of Association — Acquisitions under Israeli Law.”

Furthermore, under the Encouragement of Research, Development and Technological Innovation in the Industry Law 5744-1984 (formerly known as the Law for the Encouragement of Research and Development in Industry 5744-1984), and the regulations and guidelines thereunder, or the Innovation Law, to which we are subject due to our receipt of grants from the National Authority for Technological Innovation, or NATI (formerly known as the Office of the Chief Scientist of the Ministry of Economy and Industry, or the OCS), a recipient of OCS grants such as us must report to the applicable authority of the OCS regarding any change of control or any change in the holding of the means of control of our company which transforms any non-Israeli citizen or resident into an “interested party”, as defined in the Innovation Law, in our company, and in the latter event, the non-Israeli citizen or resident shall execute an undertaking in favor of the OCS, in a form prescribed by the OCS (NATI).

Because a certain portion of our expenses is incurred in currencies other than the U.S. Dollar, our results of operations may be harmed by currency fluctuations and inflation.

Beginning in 2016, our reporting and functional currency is the U.S. dollar, but some portion of our expenses is in the NIS and Euro. As a result, we are exposed to some currency fluctuation risks. We may, in the future, decide to enter into currency hedging transactions to decrease the risk of financial exposure from fluctuations in the exchange rate of the currencies mentioned above in relation to the U.S. dollar. These measures, however, may not adequately protect us from adverse effects.

We have received Israeli government grants for certain of our research and development activities. The terms of these grants may require us to satisfy specified conditions in order to manufacture products and transfer technologies outside of Israel. We may be required to pay penalties in addition to the repayment of the grants. Such grants may be terminated or reduced in the future, which would increase our costs.

Under the Innovation Law, research and development programs that meet specified criteria and are approved by a committee of the OCS are eligible for grants. The grants awarded are typically up to 50% of the project’s expenditures, as determined by the research committee. A company that received a grant from the OCS, or a Participating Company, is typically required to pay royalties to the OCS on income generated from the sale of products incorporating technology developed using such grants (and related services associated with such products), whether received by the Participating Company or any affiliated entity, as defined in the Encouragement of Industrial Research and Development Regulations (Royalties Rates and Rules for Payment), 5756-1996, or the Royalties Regulations, until 100% of the dollar-linked grant is repaid. The rate of the royalties is determined based on the criteria set forth under the Royalties Regulations and is set between 3% to 6% of sales of the product (though typically not greater than 4.5%).

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The obligation to pay royalties is contingent on actual sale of such products and services and is capped at the amount of the full grant received from the OCS (and in some cases in an increased royalty cap, as detailed below) which in any event is linked to the U.S. Dollar and accrues interest (LIBOR). In the absence of such sales, no payment of such royalties is required. Generally, there is no liability to pay any additional royalties following the repayment of all the outstanding liabilities in connection with such grants, provided, however, that the restrictions under the Innovation Law will continue to apply even after the repayment of such liabilities in full by the Participating Company including on the sale, transfer or assignment outside of Israel of know-how developed as part of the programs under which the grants were given.

The terms of the grants under the Innovation Law also require that the products developed as part of the programs using government grants be manufactured in Israel and that the technology developed thereunder may not be transferred outside of Israel, unless prior written approval is received from the OCS (such approval is not required for the transfer of a portion of the manufacturing capacity which does not exceed, in the aggregate, 10% of the portion declared to be manufactured abroad in the applications for funding, in which case only notification is required) and additional payments are made to the OCS. However, this does not restrict the export of products that incorporate the funded technology.

Ordinarily, as a condition to obtaining approval to manufacture outside Israel, we may be required to pay increased royalties, at rates set forth in the Royalties Regulations or as may be determined by NATI. The total amount to be repaid to the OCS may be increased to between 120% and 300% of the grants, depending on the manufacturing volume that is performed outside Israel.

The Innovation Law restricts the ability to transfer know-how funded by the OCS outside of Israel. Transfer of OCS-funded know-how outside of Israel requires prior OCS approval and is subject to certain payments to the OCS calculated according to formulae provided under the Innovation Law. A transfer for the purpose of the Innovation Law means an actual sale of the OCS-funded know-how, any license to develop the OCS-funded know-how or the products resulting from the OCS-funded know-how or any other transaction, which, in essence, constitutes a transfer of the OCS-funded know-how. A mere license solely to market products resulting from the OCS-funded know-how would not be deemed a transfer for the purpose of the Innovation Law. It should be noted that the OCS is in the process of promulgating regulations that deal with granting of licenses to use know-how developed as a result of research financed by the OCS. Such regulations may have an effect on our company, in respect of the amount of payments to the OCS for the grant of sub-licenses to third parties. As of the date of this prospectus, we are unable to assess the effect, if any, of the promulgation of such regulations on our company.

If we wish to transfer OCS-funded know-how, the terms for approval shall be determined according to the character of the transaction and the consideration paid to us for such transfer. The OCS approval to transfer know-how created, in whole or in part, in connection with an OCS-funded project to third party outside Israel where the transferring company remains an operating Israeli entity is subject to payment of a redemption fee to the OCS calculated according to a formula provided under the Innovation Law that is based, in general, on the ratio between the aggregate OCS grants received by the company and the company’s aggregate investments in the project that was funded by these OCS grants, multiplied by the transaction consideration (taking into account any depreciation in accordance with a formula set forth in the in the Innovation Law) less any royalties already paid to the OCS. The transfer of such know-how to a party outside Israel where the transferring company ceases to exist as an Israeli entity is subject to a redemption fee formula that is based, in general, on the ratio between aggregate OCS grants received by the company and the company’s aggregate research and development expenses, multiplied by the transaction consideration (taking into account any depreciation in accordance with a formula set forth in the in the Innovation Law) less any royalties already paid to the OCS. The Innovation Law establishes a maximum payment of the redemption fee paid to the OCS under the above mentioned formulas and differentiates between two situations: (i) in the event that the company sells its OCS-funded know-how, in whole or in part, or is sold as part of certain merger and acquisition transactions, and subsequently ceases to conduct business in Israel, the maximum redemption fee under the above mentioned formulas shall be no more than six times the amount received (plus annual interest) for the applicable know-how being transferred, or the entire amount received, as applicable; (ii) in the event that following the transactions described above (i.e., asset sale of OCS-funded know-how or transfer as part of certain merger and acquisition transactions), the company continues to conduct its research activity in Israel (for at least three years following such transfer, keeps on staff at least 75% of the number of research and development employees it had for the six months before the know-how was transferred and keeps the same scope of employment of such research and development staff), then the company is eligible for a reduced cap of the redemption fee of no more than three times the amounts received (plus annual interest) for the applicable know-how being transferred, or the entire amount received, as applicable. The OCS is not open for negotiating this cap and we are not aware of any additional soft promises that can be made to reduce the redemption fee. The obligation to pay royalties mentioned above will no longer apply following the redemption of the know-how in the framework of a transfer of such know-how overseas.

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We have received grants from the OCS prior to an extensive amendment to the Innovation Law that came into effect as of January 1, 2016, or the Amendment, which may also affect the terms of existing grants. The Amendment provides for an interim transition period (which has not yet expired), after which time our grants will be subject to terms of the Amendment and the NATI’s new guidelines, if and when issued. Under the Innovation Law, as amended by the Amendment, NATI is provided with a power to modify the terms of existing grants. Such changes, if introduced by NATI in the future, may impact the terms governing our grants. As of the date of this prospectus, we are unable to assess the effect of such changes, if any, on our company.

Subject to prior approval of the OCS, our company may transfer the OCS-funded know-how to another Israeli company. If the OCS-funded know-how is transferred to another Israeli entity, the transfer would still require OCS approval but will not be subject to the payment of the redemption fee (although there will be an obligation to pay royalties to the OCS from the income of such sale transaction as part of the royalty payment obligation). In such case, the acquiring company would have to assume all of the selling company’s restrictions and obligations towards the OCS (including the restrictions on the transfer of know-how and manufacturing capacity outside of Israel) as a condition to OCS approval.

Our research and development efforts have been financed, partially, through grants that we have received from the OCS. We therefore must comply with the requirements of the Innovation Law and related regulations. As of December 31, 2016, we have received approximately NIS 50.2 million of such grants. The Innovation Law restricts the ability to transfer know-how funded by the OCS outside of Israel. Transfer of OCS funded know-how outside of Israel requires the prior approval of the OCS and, under certain circumstances, is subject to significant payments to the OCS (calculated according to a formula set forth under the Innovation Law), depending upon the value of the transferred technology or know-how, the amount of NATI support, the time of completion of NATI supported research project and other factors, all as determined by NATI, while the redemption fee will not exceed 600% of the grants amount plus interest. Therefore, the discretionary approval of an OCS committee will be required for any transfer to third parties outside of Israel of rights related to our Accordion Pill, which has been developed with OCS funding. The restrictions under the Innovation Law may impair our ability to enter into agreements for OCS funded products or technologies without the approval of the OCS. We cannot be certain that any approval of the OCS will be obtained on terms that are acceptable to us, or at all. We may not receive the required approvals should we wish to transfer this technology, manufacturing and/or development outside of Israel in the future. Furthermore, in the event that we undertake a transaction involving the transfer to a non-Israeli entity of technology developed with OCS funding pursuant to a merger or similar transaction, the consideration available to our shareholders may be reduced by the amounts we are required to pay to the OCS. Any approval, if given, will generally be subject to additional financial obligations. Failure to comply with the requirements under the Innovation Law may subject us to mandatory repayment of grants received by us (together with interest and penalties), as well as may expose us to criminal proceedings. In addition, NATI may from time to time conduct royalties audits and such audits may lead to additional royalties being payable on additional products. Such grants may be terminated or reduced in the future, which would increase our costs. OCS approval is not required for the export of any products resulting from the OCS-funded research or development in the ordinary course of business.

Risks Related to Ownership of Our Ordinary Shares

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they adversely change their recommendations or publish negative reports regarding our business or our ordinary shares, our share price and trading volume could be negatively impacted.

The trading market for our ordinary shares could be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. We do not have any control over these analysts, and we cannot provide any assurance that analysts will cover us or provide favorable coverage. If any of the analysts who may cover us adversely change their recommendation regarding our ordinary shares, or provide more favorable relative recommendations about our competitors, our share price would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could negatively impact our share price or trading volume.

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We have not paid, and do not intend to pay, dividends on our ordinary shares and, therefore, unless our ordinary shares appreciate in value, our investors may not benefit from holding our ordinary shares.

We have not paid any cash dividends on our ordinary shares since inception. We do not anticipate paying any cash dividends our ordinary shares in the foreseeable future. Moreover, the Companies Law imposes certain restrictions on our ability to declare and pay dividends. See “Additional Information— Memorandum and Articles of Association—Dividends” for additional information. As a result, investors in our ordinary shares will not be able to benefit from owning our ordinary shares unless the market price of our ordinary shares becomes greater than the price paid for the shares by such investors and they are able to sell such shares. We cannot assure you that you will ever be able to resell our ordinary shares at a price in excess of the price paid for the shares.

The public trading market for our ordinary shares is volatile and may result in higher spreads in share prices, which may limit the ability of our investors to sell their ordinary shares at a profit, if at all.

Our ordinary shares currently trade on the NASDAQ Capital Market and the TASE. Our results of operations and the value of our investments are affected by volatility in the securities markets. These difficulties and the volatility of the securities markets in general, and specifically during economic slowdowns, have affected and may continue to affect our ability to realize our investments or to raise financing, which in turn may result in us having to record impairment charges.

Our ordinary shares are traded on more than one market and this may result in price variations.

Our ordinary shares have been traded on the NASDAQ Capital Market since August 2015 and the TASE since 2010. Trading in our ordinary shares on these markets will take place in different currencies (U.S. dollars on the NASDAQ Capital Market and NIS on the TASE), and at different times (resulting from different time zones, trading days and public holidays in the United States and Israel). The trading prices of our ordinary shares on these two markets may differ due to these and other factors. Any decrease in the price of our ordinary shares on the TASE could cause a decrease in the trading price of our ordinary shares in the United States.

It may be difficult for you to sell your ordinary shares at or above the purchase therefor or at all.

Although our ordinary shares now trade on the NASDAQ Capital Market and on the TASE, an active trading market for our ordinary shares may not be sustained. The market price of our ordinary shares is highly volatile and could be subject to wide fluctuations in price as a result of various factors, some of which are beyond our control. It may be difficult for you to sell your ordinary shares without depressing the market price for the ordinary shares or at all. As a result of these and other factors, you may not be able to sell your ordinary shares at current market price or at all. Further, an inactive market may also impair our ability to raise capital by selling our ordinary shares and may impair our ability to enter into strategic partnerships or acquire companies or products by using our ordinary shares as consideration.

The market price of our ordinary shares may fluctuate significantly, which could result in substantial losses by our investors.

The market price of our ordinary shares may fluctuate significantly in response to numerous factors, some of which are beyond our control, such as:

•	inability to obtain the approvals necessary to commence further clinical trials;

•	results of clinical and preclinical studies;

•	announcements of regulatory approval or the failure to obtain it, or specific label indications or patient populations for its use, or changes or delays in the regulatory review process;

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•	announcements of technological innovations, new products or product enhancements by us or others;

•	adverse actions taken by regulatory agencies with respect to our clinical trials, manufacturing supply chain or sales and marketing activities;

•	changes or developments in laws, regulations or decisions applicable to our product candidates or patents;

•	any adverse changes to our relationship with manufacturers or suppliers;

•	announcements concerning our competitors or the pharmaceutical or biotechnology industries in general;

•	achievement of expected product sales and profitability or our failure to meet expectations;

•	our commencement of or results of, or involvement in, litigation, including, but not limited to, any product liability actions or intellectual property infringement actions;

•	any major changes in our board of directors, management or other key personnel;

•	legislation in the United States, Europe and other foreign countries relating to the sale or pricing of pharmaceuticals;

•	announcements by us of significant strategic partnerships, out-licensing, in-licensing, joint ventures, acquisitions or capital commitments;

•	expiration or terminations of licenses, research contracts or other collaboration agreements;

•	public concern as to the safety of therapeutics we, our licensees or others develop;

•	success of research and development projects;

•	developments concerning intellectual property rights or regulatory approvals;

•	variations in our and our competitors’ results of operations;

•	changes in earnings estimates or recommendations by securities analysts, if our ordinary shares are covered by analysts;

•	future issuances of ordinary shares or other securities;

•	general market conditions, including the volatility of market prices for shares of biotechnology companies generally, and other factors, including factors unrelated to our operating performance; and

•	the other factors described in this “Risk Factors” section.

These factors and any corresponding price fluctuations may materially and adversely affect the market price of our ordinary shares, which would result in substantial losses by our investors.

Further, the stock market in general, the NASDAQ Capital Market and the market for biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of small companies like ours. Broad market and industry factors may negatively affect the market price of our ordinary shares regardless of our actual operating performance. In addition, a systemic decline in the financial markets and related factors beyond our control may cause our share price to decline rapidly and unexpectedly. Price volatility of our ordinary shares might be worse if the trading volume of our ordinary shares is low. In the past, following periods of market volatility, shareholders have often instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and attention of management from our business, even if we are successful. Future sales of our ordinary shares could also reduce the market price of such shares.

36

Moreover, the liquidity of our ordinary shares will be limited, not only in terms of the number of ordinary shares that can be bought and sold at a given price, but by potential delays in the timing of executing transactions in our ordinary shares and a reduction in security analyst and media’s coverage of our company, if any. These factors may result in lower prices for our ordinary shares than might otherwise be obtained and could also result in a larger spread between the bid and ask prices for our ordinary shares. In addition, without a large float, our ordinary shares will be less liquid than the stock of companies with broader public ownership and, as a result, the trading prices of our ordinary shares may be more volatile. In the absence of an active public trading market, an investor may be unable to liquidate its investment in our ordinary shares. Trading of a relatively small volume of our ordinary shares may have a greater impact on the trading price of our ordinary shares than would be the case if our public float were larger. We cannot predict the prices at which our ordinary shares will trade in the future.

The tax benefits that are available to us require us to continue to meet various conditions and may be terminated or reduced in the future, which could increase our costs and taxes.

We have obtained a tax ruling from the Israeli Tax Authority according to which our activity has been qualified as an “industrial activity,” as defined in the Law for the Encouragement of Capital Investments, 1959, generally referred to as the Investment Law, and is eligible for tax benefits as a “Benefited Enterprise,” which will apply to the turnover attributed to such enterprise, for a period of up to ten years from the first year in which we generated taxable income. The tax benefits under the Benefited Enterprise status are scheduled to expire at the end of 2023.

In order to remain eligible for the tax benefits of a Benefited Enterprise, we must continue to meet certain conditions stipulated in the Investment Law and its regulations, as amended. In addition, in order to remain eligible for the tax benefits available to the Benefited Enterprise, we must also comply with the conditions set forth in the tax ruling. These conditions include, among other things, that the production, directly or through subcontractors, of all our products should be performed within certain regions of Israel. If we do not meet these requirements, the tax benefits would be reduced or canceled.

There is no assurance that our future taxable income will qualify as Benefited Enterprise income or that the benefits described above will be available to us in the future.

We expect to be characterized as a passive foreign investment company for the taxable years ending December 31, 2016, and December 31, 2017, and, as such, our U.S. shareholders may suffer adverse tax consequences.

Generally, if for any taxable year 75% or more of our gross income is passive income, or at least 50% of our assets are held for the production of, or produce, passive income, we would be characterized as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes. For the taxable year ending December 31, 2015, we were classified as a PFIC. We expect to be classified as a PFIC for 2016 and 2017. Furthermore, because PFIC status is determined annually and is based on our income, assets and activities for the entire taxable year, there can be no assurance that we will not be classified as a PFIC in any future year. If we were to be characterized as a PFIC for U.S. federal income tax purposes in any taxable year during which a U.S. Investor, as defined in “Taxation — U.S. Federal Income Tax Consequences”, owns ordinary shares, such U.S. Investor could face adverse U.S. federal income tax consequences, including having gains realized on the sale of our ordinary shares classified as ordinary income, rather than as capital gain, the loss of the preferential rate applicable to dividends received on our ordinary shares by individuals who are U.S. Investors, and having interest charges apply to distributions by us and the proceeds of share sales. Certain elections exist that may alleviate some adverse consequences of PFIC status and would result in an alternative treatment (such as mark-to-market treatment) of our ordinary shares; however, we do not intend to provide the information necessary for U.S. Investors to make “qualified electing fund elections” if we are classified as a PFIC. See “Taxation — U.S. Federal Income Tax Consequences.”

Your percentage ownership in us may be diluted by future issuances of share capital, which could reduce your influence over matters on which shareholders vote.

Our board of directors has the authority, in most cases without action or vote of our shareholders, to issue all or any part of our authorized but unissued shares, including ordinary shares issuable upon the exercise of outstanding warrants and options. Issuances of additional shares would reduce your influence over matters on which our shareholders vote.

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The sale of a substantial number of our ordinary shares may cause the market price of our ordinary shares to decline.

Sales of a substantial number of ordinary shares in the public market, or the perception that these sales could occur, could cause the market price of our ordinary shares to decline. We had 11,448,191 ordinary shares outstanding as of December 31, 2016 and 13,737,829 ordinary shares outstanding as of the date of this prospectus. All of the ordinary shares outstanding as of December 31, 2016 are freely tradable, without restriction, in the public markets in the United States and Israel. Any sales of our ordinary shares or any perception in the market that such sales may occur could cause the trading price of our ordinary shares to decline.

In March 2017, we completed the 2017 Private Placement in which we issued 2,289,638 of our ordinary shares at a price of $4.40 per share, to various investors for gross proceeds of approximately $10 million. The chairman of our board of directors, Dr. John Kozarich, and two other directors, Messrs. Zvi Joseph and Giora Carni, participated in the 2017 Private Placement. We have agreed to file a registration statement under the Securities Act to register for resale the ordinary shares issued in the 2017 Private Placement.

In addition, up to 1,822,707 ordinary shares that are subject to outstanding options under the 2005 Share Option Plan, or the 2005 Plan, and outstanding options and reserved options for future issuance under our 2015 Incentive Compensation Plan, or the 2015 Plan, will be eligible for sale in the public market. We filed registration statements on Form S-8 under the Securities Act on February 25, 2016 and on August 1, 2016 to register such ordinary shares.

If these additional ordinary shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of our ordinary shares could decline.

Because our ordinary shares may be, or become, a “penny stock,” it may be more difficult for investors to sell their ordinary shares, and the market price of our ordinary shares may be adversely affected.

Our ordinary shares may be, or become, a “penny stock” if, among other things, the share price is below $5.00 per share, they are not listed on a national securities exchange or they have not met certain net tangible asset or average revenue requirements. Broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the SEC. This document provides information about penny stocks and the nature and level of risks involved in investing in the penny-stock market. A broker must also give a purchaser, orally or in writing, bid and offer quotations and information regarding broker and salesperson compensation, make a written determination that the penny stock is a suitable investment for the purchaser, and obtain the purchaser’s written agreement to the purchase. Broker-dealers must also provide customers that hold penny stock in their accounts with such broker-dealer a monthly statement containing price and market information relating to the penny stock. If a penny stock is sold to an investor in violation of the penny stock rules, the investor may be able to cancel its purchase and get its money back.

If applicable, the penny stock rules may make it difficult for investors to sell their ordinary shares. Because of the rules and restrictions applicable to a penny stock, there is less trading in penny stocks and the market price of our ordinary shares may be adversely affected. Also, many brokers choose not to participate in penny stock transactions. Accordingly, investors may not always be able to resell their ordinary shares publicly at times and prices that they feel are appropriate and the market price of our ordinary shares may be adversely affected.

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We must meet the NASDAQ Capital Market’s continued listing requirements and comply with the other NASDAQ rules, or we may risk delisting. Delisting could negatively affect the price of our ordinary shares, which could make it more difficult for us to sell securities in a financing and for you to sell your ordinary shares.

We are required to meet the continued listing requirements of the NASDAQ Capital Market and comply with the other NASDAQ rules, including those regarding director independence and independent committee requirements, minimum shareholders’ equity, minimum share price and certain other corporate governance requirements. In particular, we are required to maintain a minimum bid price for our listed ordinary shares of $1.00 per share. If we do not meet these continued listing requirements, our ordinary shares could be delisted. Delisting of our ordinary shares from the NASDAQ Capital Market would cause us to pursue eligibility for trading on other markets or exchanges, or on the pink sheets. In such case, our shareholders’ ability to trade, or obtain quotations of the market value of, our ordinary shares would be severely limited because of lower trading volumes and transaction delays. These factors could contribute to lower prices and larger spreads in the bid and ask prices for our securities. There can be no assurance that our ordinary shares, if delisted from the NASDAQ Capital Market in the future, would be listed on a national securities exchange or quoted on a national quotation service, the OTCBB or the pink sheets. Delisting from the NASDAQ Capital Market, or even the issuance of a notice of potential delisting, would also result in negative publicity, make it more difficult for us to raise additional capital, adversely affect the market liquidity of our ordinary shares, reduce security analysts’ coverage of us and diminish investor, supplier and employee confidence. In addition, as a consequence of any such delisting, our share price could be negatively affected and our shareholders would likely find it more difficult to sell, or to obtain accurate quotations as to the prices of, our ordinary shares.

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USE OF PROCEEDS

We will not receive any of the proceeds from the sale of our ordinary shares by the selling shareholders. We have agreed to bear all of the expenses incurred in connection with the registration of these ordinary shares.

40

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2016 on an actual basis and on a pro forma basis, to give effect to the issuance of 2,289,638 of our ordinary shares, at a price of $4.40 per share, for gross proceeds of approximately $10 million in the 2017 Private Placement. The financial date in the following table should be read in conjunction with our financial data and notes thereto in our Annual report on Form 20-F for the year ended December 31, 2016, incorporated by reference herein.

	As of December 31, 2016
	Actual (audited)	Pro forma (unaudited)
	U.S. dollars in thousands

Shareholders' equity:
Ordinary shares, no par value: 16,000,000 shares authorized (actual and pro forma);
11,448,191 shares issued and outstanding (actual) and 13,737,829 shares issued and outstanding (pro forma)(1)	$727	$727
Share premium	84,980	94,521
Currency translation differences	(378)	(378)
Accumulated deficit	(62,625)	(62,625)

Total shareholders' equity	22,704	32,245
Total capitalization	$22,704	$32,245

(1) The number of ordinary shares outstanding excludes:

•	794,333 ordinary shares that we have reserved for issuance upon the exercise of outstanding options under our 2015 incentive plan, as of December 31, 2016 at a weighted average exercise price of $4.23 per share and that expire in 2026, 418,484 ordinary shares that we have reserved for issuance upon the exercise of outstanding options under our 2005 incentive plan and 8,035 options issued outside of such plans, as of December 31, 2016 at a weighted average exercise price of NIS37.42 per share and that expire between 2017 and 2020, and

•	198,812 ordinary shares issuable upon the exercise of warrants outstanding as of December 31, 2016 with an exercise price of 21.7 NIS per share that expire on September 17, 2017.
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PLAN OF DISTRIBUTION

The selling shareholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of the ordinary shares registered hereunder on any stock exchange, market or trading facility on which our ordinary shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling our ordinary shares:

—	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

—	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

—	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

—	an exchange distribution in accordance with the rules of the applicable exchange;

—	privately negotiated transactions;

—	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

—	a combination of any such methods of sale; and

—	any other method permitted pursuant to applicable law.

The selling shareholders may also sell ordinary shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling shareholders and any broker-dealers or agents that are involved in selling the ordinary shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling shareholder and/or the purchasers. Each selling shareholder has represented and warranted to us that it acquired the securities subject to the registration statement of which this prospectus is a part for investment purposes and not with a view to distribution or resale, nor with the intention of selling, transferring or otherwise disposing of all or any part thereof for any particular price, or at any particular time, or upon the happening of any particular event or circumstances, except selling, transferring, or disposing the shares made in full compliance with all applicable provisions of the Securities Act, the rules and regulations promulgated by the SEC thereunder, and applicable state securities laws.

If a selling shareholder uses this prospectus for any sale of ordinary shares, it will be subject to the prospectus delivery requirements of the Securities Act. The selling shareholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling shareholders in connection with resales of their respective ordinary shares under the registration statement

We are required to pay all fees and expenses incident to the registration of the ordinary shares.

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SELLING SHAREHOLDERS

The following table provides certain information with respect to the ordinary shares beneficially owned by each selling shareholder as of March 30, 2017. Except as otherwise noted in the footnotes following the table, none of the selling shareholders has had a material relationship with us within the past three years.

Excluding 229,290 ordinary shares not included in this prospectus, all of the ordinary shares acquired by the selling shareholders in the 2017 Private Placement are being registered for sale pursuant to this prospectus. However, the selling shareholders are not under any obligation to sell all or any portion of their ordinary shares, nor are they obligated to sell any of their ordinary shares immediately under this prospectus. No selling shareholder has indicated to us that it presently intends to sell ordinary shares offered by this prospectus. Since the selling shareholders are not obligated to sell their ordinary shares, we do not know how many ordinary shares each of them will own when this offer is terminated.

In the following table, we have determined the number and percentage of ordinary shares beneficially owned in accordance with Rule 13d-3 of the Exchange Act, based on information provided to us by the selling shareholders, and this information does not necessarily indicate beneficial ownership for any other purpose. In determining the number of shares of our ordinary shares beneficially owned by a person and the percentage ownership of that person, we include any shares as to which the person has sole or shared voting power or investment power, as well as any shares subject to warrants or options held by that person that are currently exercisable or exercisable within 60 days after March 30, 2017. Applicable percentages are based on 13,737,829 ordinary shares outstanding on March 30, 2017.

We have prepared the following table and the related notes solely based on information supplied to us by the selling shareholder. We have not sought to verify such information. Additionally, the selling shareholder may have sold or transferred some or all of the ordinary shares listed below since the date on which the information was provided to us. Other information about the selling shareholder may change over time.

	Ordinary Shares Beneficially Owned Prior to the Offering		Number of Ordinary Shares Registered Hereby	Ordinary Shares Beneficially Owned After the Offering
Selling Shareholder Name and Address	Number	Percent	for Sale	Number	Percent

Aharon Cohen	99,348	*	95,749	3,599	*
19 Ogarit St., Tel Aviv, Israel

Avishai Abrahami	158,858	1.16	158,858	—	—
50 Dizingof St., Tel Aviv, Israel

Ayalim Shiklit Menohelet Ltd.(1)	109,098	*	28,725	80,373	*
8 Hamenofim St., Hertzliya, Israel

Ayalim 90/10 Ltd.(1)	6,272	*	2,872	3,400	*
8 Hamenofim St., Hertzliya, Israel

Ayalim Bonds Portfolio + 10% Ltd.(1)	97,937	*	23,937	74,000	*
8 Hamenofim St., Hertzliya, Israel

Ayalim Bonds Portfolio +20% Ltd. (1)	324,474	2.36	124,474	200,000	1.46
8 Hamenofim St., Hertzliya, Israel

Ayalim Equity Ltd. (1)	113,041	*	33,512	79,529	*
8 Hamenofim St., Hertzliya, Israel

Ayalim Flexible Ltd. (1)	21,096	*	9,096	12,000	*
8 Hamenofim St., Hertzliya, Israel

Ayalim Managed Bond Portfolio +30% Ltd. (1)	61,559	*	19,150	42,409	*
8 Hamenofim St., Hertzliya, Israel

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Ayalim Model +15% Ltd. (1)	118,300	*	38,300	80,000	*
8 Hamenofim St., Hertzliya, Israel

Barinboim Properties Ltd. (2)	78,246	*	78,246	—	—
1 Azrieli Center, Tel Aviv, Israel

Dicilyon Capital Markets Ltd.	119,687	*	119,687	—	—
10 Nataf St., Ramat - Hasharon, Israel

Eldad Halevy	30,901	*	21,764	9,137	*
10 Hagefen St., Ramat – Hashron, Israel

Eli Joseph(3)	479,615	3.49	178,094	301,521	2.19
18 Magal St., Savyon, Israel

Giora Carni (4)+	137,682	1.00	21,761	115,921	*
7 Hamafteach St., Michmoret, Israel

Shmuel Heiselbeck(5)	103,545	*	43,087	60,458	*
21Mota-Gur St., Givat-Shmuel, Israel

Jeffrey A. Meckler	21,761	*	21,761	—	—
7w 84th Apt 1-a, New York, NY 10024 USA

John Warren Kozarich+	31,761	*	21,761	10,000	*
6999 Royal Birkdale Place, PO Box 675758,
Rancho Santa Fe, Ca 92067-5758 USA

Keren Hishtalmot Leovdei Bank Israel(6)	4,773	*	1,466	3,307	*
30 Sheshet Hayamim Rd., Benei Brak, Israel

Kupat Tagmulim Niyar Hadera (6)	1,959	*	460	1,499	*
30 Sheshet Hayamim Rd., Benei Brak, Israel

May Wiesel Holdings	39,123	*	32,642	6,481	*
62 Agiva St., Savyon, Israel

Meitav Clalit Le Bnei 50 ad 60 (6)	1,244	*	1,244	—	—
30 Sheshet Hayamim Rd., Benei Brak, Israel

Meitav Dash Bitachon (6)	650	*	11	639	*
30 Sheshet Hayamim Rd., Benei Brak, Israel

Meitav Dash Egud Lebnei 50-60 (6)	1,978	*	1,978	—	—
30 Sheshet Hayamim Rd., Benei Brak, Israel

Meitav Dash Gemel Chacham Lebnei 40-50 (6)	21,329	*	8,038	13,291	*
30 Sheshet Hayamim Rd., Benei Brak, Israel

Meitav Dash Gemel Clali (6)	134,970	*	21,331	113,639	*
30 Sheshet Hayamim Rd., Benei Brak, Israel

Meitav Dash Gemel Lebnei 50-60 (6)	171,541	1.25	74,314	97,227	*
30 Sheshet Hayamim Rd., Benei Brak, Israel

Meitav Dash Gemel Lebnei 60 vamala (6)	37,909	*	17,378	20,531	*
30 Sheshet Hayamim Rd., Benei Brak, Israel

Meitav Dash Gemel Menayot (6)	21,358	*	6,579	14,779	*
30 Sheshet Hayamim Rd., Benei Brak, Israel

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Meitav Dash Hishtalmot Ad 6 Shnot Vetek (6)	249,240	1.81	66,740	182,500	1.33
30 Sheshet Hayamim Rd., Benei Brak, Israel

Meitav Dash Hishtalmot clali (6)	217,256	1.58	88,696	128,560	*
30 Sheshet Hayamim Rd., Benei Brak, Israel

Meitav Dash Hishtalmot Meal 6 shnot vetek (6)
30 Sheshet Hayamim Rd., Benei Brak, Israel	27,569	*	9,587	17,982	*

Meitav Dash Hishtalmot menayot (6)	31,905	*	12,292	19,613	*
30 Sheshet Hayamim Rd., Benei Brak, Israel

Meitav Dash Pizuim - Clali (6)	31,726	*	10,130	21,596	*
30 Sheshet Hayamim Rd., Benei Brak, Israel

Meitav Dash Pizuim Maslul ad 10% menayot (6)	164	*	44	120	*
30 Sheshet Hayamim Rd., Benei Brak, Israel

Meitav Dash Pizuim Maslul ad 20% Menayot (6)	133	*	19	114	*
30 Sheshet Hayamim Rd., Benei Brak, Israel

Meitav Dash Pizuim Sela (6)	309	*	99	210	*
30 Sheshet Hayamim Rd., Benei Brak, Israel

Meitav Dash Pizuim Yam amelah(885) (6)	2,228	*	100	2,128	*
30 Sheshet Hayamim Rd., Benei Brak, Israel

Meitav DS for Investment Klali (7978) (6)	719	*	719	—	—
30 Sheshet Hayamim Rd., Benei Brak, Israel

Meitav Pensia Clalit 75% Menayot (6)	113	*	62	51	*
30 Sheshet Hayamim Rd., Benei Brak, Israel

Meitav Pensia Clalit lebnei 50 vamata(6)	4,629	*	1,917	2,712	*
30 Sheshet Hayamim Rd., Benei Brak, Israel

Meitav Pensia Mekifa Le Bnei 60 Ve Mala (6)	542	*	542	—	—
30 Sheshet Hayamim Rd., Benei Brak, Israel

Meitav Pensia Mekifa – Maslul Menayot (6)	2,851	*	1,842	1,009	*
30 Sheshet Hayamim Rd., Benei Brak, Israel

Meitav Pensia Mekifa Ad 50 (6)	70,929	*	39,075	31,854	*
30 Sheshet Hayamim Rd., Benei Brak, Israel

Meitav Pensia Mekifa Le Bnei 50 Ad 60(6)	70,561	*	70,561	—	—
30 Sheshet Hayamim Rd., Benei Brak, Israel

MoonBuzz Fund L.P.	176,127	1.28	151,763	24,364	*
23 Menachem Begin St., Tel Aviv, Israel

Nadav Navon (7)+	25,399	*	5,439	19,960	*
18 Lea Imenv St., Modiin, Israel

Orcom Strategies Ltd.	38,300	*	38,300	—	—
9 Ehad Aham St., Tel Aviv, Israel

Pansk Assets A.Y. Ltd. (8)	76,600	*	76,600	—	—
P.O Box 29606, Tel Aviv, Israel

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Tachlit Indices Ltd. (9)	57,450	*	57,450	—	—
30 Sheshet Hayamim Rd., Benei Brak, Israel

WIN Capital Ltd. (8)	76,600	*	76,600	—	—
P.O Box 29606, Tel Aviv, Israel

Y.A.Z Investments Ltd. (8)	76,600	*	76,600	—	—
24 Lilnblaom St. Tel Aviv, Israel

Zvi Joseph (10)+	269,271	1.96	39,736	229,535	1.67
13 Menachem Begin St., Yehoud, Israel

Zwi Williger	29,160	*	29,160	—	—
7 Hashikma St., Savyon, Israel

Total Ordinary Shares Registered Hereby:			2,060,348

* Less than 1%

+ Executive officer

Unless otherwise stated, the respective selling shareholder has no relationship to us.

(1)	Mr. Amir Ayal may be deemed the beneficial owner of 851,777 ordinary shares by virtue of his direct and indirect interests in A. Ayalim Holdings Ltd., which controls Ayalim Shiklit Menohelet Ltd., Ayalim 90/10 Ltd., Ayalim Bonds Portfolio + 10% Ltd., Ayalim Bonds Portfolio+20% Ltd., Ayalim Equity Ltd., Ayalim Flexible Ltd., Ayalim Managed Bond Portfolio +30% Ltd., and Ayalim Model +15% Ltd.

(2)	Mr. Barinboim may be deemed the beneficial owner of 139,067 ordinary shares by virtue of his direct and indirect interests in Silverboim Properties (1999) Ltd. and Barinboim Properties Ltd., which hold 45,821 and 15,000 ordinary shares, respectively, as well as 78,246 ordinary shares owned by Mr. Barinboim directly.

(3)	Eli Joseph is the father of Zvi Joseph, our director and manager of investor relations in Israel; Eli Joseph’s holdings consist of 260,788 ordinary shares held by Alpha Beta Investments and Entrepreneurship Ltd. and 218,827 ordinary shares held directly by Eli Joseph, who is the owner of Alpha Beta Investments and Entrepreneurship.

(4)	Includes 118,807 ordinary shares and 18,875 options to purchase ordinary shares currently exercisable or exercisable within 60 days as of March 30, 2017.

(5)	Includes 70,199 ordinary shares held by Mr. Shmuel Heiselbeck. Further, by virtue of his control of Heiselbeck Assets Ltd. and Heiselbeck Investment Ltd., Mr. Heiselbeck may be deemed the beneficial owner of an additional 18,346 and 15,000 ordinary shares, respectively.

(6)	Meitav Dash Provident Funds and Pension Ltd., a long-term savings management company inIsrael, may be deemed the beneficial owner of 1,108,585 ordinary shares by virtue of its direct and in direct interests in the following funds: Keren Hishtalmot Leovdei Bank Israel, Kupat Tagmulim Niyar Hadera, Meitav Clalit Le Bnei 50 ad 60, Meitav Dash Bitachon, Meitav Dash Egud Lebnei 50-60, Meitav Dash Gemel Chacham Lebnei 40-50, Meitav Dash Gemel Clali, Meitav Dash Gemel Lebnei 50-60, Meitav Dash Gemel Lebnei 60 vamala, Meitav Dash Gemel Menayot, Meitav Dash Hishtalmot Ad 6 Shnot Vetek, Meitav Dash Hishtalmot clali, Meitav Dash Hishtalmot Meal 6 shnot vetek, Meitav Dash Hishtalmot menayot, Meitav Dash Pizuim - Clali, Meitav Dash Pizuim Maslul ad 10% menayot, Meitav Dash Pizuim Maslul ad 20% Menayot, Meitav Dash Pizuim Sela, Meitav Dash Pizuim Yam amelah(885), Meitav DS for Investment Klali (7978), Meitav Pensia Clalit 75% Menayot, Meitav Pensia Clalit lebnei 50 vamata, Meitav Pensia Mekifa Le Bnei 60 Ve Mala, Meitav Pensia Mekifa – Maslul Menayot, Meitav Pensia Mekifa Ad 50 and Meitav Pensia Mekifa Le Bnei 50 Ad 60, each in accordance with the respective holdings of the applicable fund as indicated in the table above.

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(7)	Includes 14,024 ordinary shares and 11,375 options to purchase ordinary shares currently exercisable or exercisable within 60 days as of March 30, 2017.

(8)	Mr. Yehuda Zadik may be deemed the beneficial owner of 229,800 ordinary shares by virtue of his control of PANSK Assets A.Y. Ltd., WIN Capital Ltd., and Y.A.Z Investments Ltd., each of which holds 76,600 ordinary shares.

(9)	Meitav Dash Securities and Investment Ltd. may be deemed the beneficial owner of 313,871 ordinary shares by virtue of its direct and in direct interests in Tachlit Indices Ltd. and Morkavot Mitsbur and Sachar Ltd., which hold 57,450 and 256,421 ordinary shares, respectively.

(10)	Comprised of 209,256 ordinary shares and 60,015 options to purchase ordinary shares currently exercisable or exercisable within 60 days as of March 30, 2017.

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EXPENSES OF THE OFFERING

We estimate the registration expenses to be approximately $25,000, which include the following categories of expenses (all amounts are estimated except the SEC registration):

SEC registration fee	$1,218
Printing and engraving expenses	1,000
Legal fees and expenses	10,000
Accounting fees and expenses	9,000
Trustees’ and transfer agents’ fees	2,000
Miscellaneous	1,782

Total	$25,000

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual and special reports and other information with the SEC (File Number 001-37521). These filings contain important information that does not appear in this prospectus. The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered:

•	Our Annual Report on Form 20-F for the fiscal year ended on December 31, 2016, filed with the SEC on April 7, 2017;

•	Our Reports on Form 6-K furnished to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act on April 11, 2017, April 19, 2017 and April 27, 2017; and

•	The description of our ordinary shares contained in Item 1 of the Registration Statement on Form 8-A (File No. 001-37521), filed with the SEC on July 28, 2015.

In addition, any reports on Form 6-K submitted to the SEC by us pursuant to the Exchange Act after the date of the registration statement and prior to effectiveness of the registration statement that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus forms a part and all subsequent annual reports on Form 20-F filed after the effective date of this registration statement and prior to the termination of this offering and any reports on Form 6-K subsequently submitted to the SEC or portions thereof that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus forms a part, shall be considered to be incorporated into this prospectus by reference and shall be considered a part of this prospectus from the date of filing or submission of such documents.

Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to 12 Hartom Street, Har Hotzvim, Jerusalem 9777512, Israel Attn: Chief Financial Officer, telephone number +972 (2) 586 4657. You may also obtain information about us by visiting our website at www.intecpharma.com. Information contained in our website is not part of this prospectus.

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LEGAL MATTERS

The validity of the ordinary shares being offered pursuant to this prospectus has been passed upon for us by Meitar Liquornik Geva Leshem Tal Law Offices, Ramat Gan, Israel.

EXPERTS

The financial statements incorporated in this prospectus by reference to our Annual Report on Form 20-F for the year ended December 31, 2016 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1a(2) to the financial statements) of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act that are applicable to a foreign private issuer. In accordance with the Exchange Act, we file reports, including annual reports on Form 20-F, with the SEC. We also furnish to the SEC under cover of Form 6-K material information required to be made public in Israel, filed with and made public by any stock exchange or distributed by us to our shareholders. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders and our officers, directors and principal shareholders are exempt from the “short-swing profits” reporting and liability provisions contained in Section 16 of the Exchange Act and related Exchange Act rules.

The registration statement on Form F-3 of which this prospectus forms a part, including the exhibits and schedules thereto, and reports and other information filed by us with the SEC may be inspected without charge and copied at prescribed rates at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material are also available by mail from the Public Reference Section of the SEC, at 100 F. Street, N.E., Washington D.C. 20549, at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC (http://www.sec.gov).

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ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, substantially all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

It may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a United States judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:

•	the judgments are obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;
•	the prevailing law of the foreign state in which the judgments were rendered allows the enforcement of judgments of Israeli courts (however, the Israeli courts may waive this requirement following a request by the attorney general);
•	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;
•	the judgments are not contrary to public policy, and the enforcement of the civil liabilities set forth in the judgment does not impair the security or sovereignty of the State of Israel;
•	the judgments were not obtained by fraud and do not conflict with any other valid judgment in the same matter between the same parties;
•	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court; and
•	the obligations under the judgment are enforceable according to the laws of the State of Israel and according to the law of the foreign state in which the relief was granted.

We have irrevocably appointed Vcorp Agent Services, Inc., as our agent to receive service of process in any action against us in any United States federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

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